UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange

Act of 1934

(Amendment No.    )

Filed by the Registrant ☒                            Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

Sunstone Hotel Investors, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

Sunstone Hotel Investors, Inc.

903 Calle Amanecer, Suite 100

San Clemente, California 92673

Notice of 2007 Annual Meeting

It is a pleasure to invite you to the 2007 annual meeting of stockholders of Sunstone Hotel Investors, Inc. (“Sunstone”), a Maryland corporation, to be held at the Renaissance Long Beach Hotel, 111 E. Ocean Boulevard, Long Beach, California on Tuesday, May 1, 2007 at 1:00 p.m. local time, for the following purposes:

1.	To elect 7 directors to serve until the next annual meeting and until their successors are elected and qualify;

2.	To consider and vote upon ratification of the Audit Committee’s appointment of Ernst & Young LLP to act as the independent registered public accounting firm for the fiscal year ending December 31, 2007;

3.	To consider and vote upon the approval of an amendment to our 2004 long-term incentive plan to provide for an increase in the number of authorized shares to be issued under the 2004 long-term incentive plan; and

4.	To transact such other business as may properly come before the annual meeting, including any motion to adjourn to a later date to permit further solicitation of proxies, if necessary, or before any adjournment or postponement thereof.

Only stockholders of record of shares of Sunstone common stock, par value $.01 per share, and Series C cumulative convertible redeemable preferred stock, par value $.01 per share, at the close of business on March 19, 2007 are entitled to notice of and to vote at the 2007 annual meeting or any adjournment or postponement of the meeting.

Whether you own a few or many shares and whether you plan to attend in person, it is important that your shares be voted on matters that come before the meeting. You may be able to authorize a proxy to vote your shares by using a toll-free telephone number or the Internet. Instructions for using these convenient services are provided on the proxy card and in the attached proxy statement. If you prefer, you may still authorize a proxy to vote your shares by marking your votes on the proxy card, signing and dating it, and mailing it in the envelope provided. If your proxy card is signed and returned without specifying your choices, your shares will be voted on each proposal in accordance with our board’s recommendations.

By Order of the Board of Directors

Kenneth E. Cruse
Senior Vice President,
Chief Financial Officer and Secretary

March 30, 2007

Proxy Statement

Sunstone Hotel Investors, Inc.

903 Calle Amanecer, Suite 100

San Clemente, California 92673

Proxy Statement

Your vote is very important. For this reason, our Board of Directors is soliciting the enclosed proxy to allow your shares of common stock, par value $.01 per share, and Series C cumulative convertible redeemable preferred stock, par value $.01 per share (Series C preferred stock), to be represented and voted, as you direct, by the proxy holders named in the enclosed proxy card at the 2007 annual meeting of stockholders of Sunstone Hotel Investors, Inc., a Maryland corporation, to be held on Tuesday, May 1, 2007, at 1:00 p.m. local time. “We,” “our”, “the Company” and “Sunstone” refer to Sunstone Hotel Investors, Inc. This proxy statement, the enclosed proxy card and our Annual Report to stockholders for the year ended December 31, 2006 (Annual Report), are being mailed to stockholders entitled to vote beginning on or about April 2, 2007.

Information About the Meeting and Voting

What am I voting on?

The Board of Directors is soliciting your vote:

1. To elect 7 directors to serve until the next annual meeting and until their successors are elected and qualify;

2. To consider and vote upon ratification of the Audit Committee’s appointment of Ernst & Young LLP to act as the independent registered public accounting firm for the fiscal year ending December 31, 2007; and

3. To consider and vote upon the approval of an amendment to our 2004 long-term incentive plan to provide for an increase in the number of authorized shares to be issued under the 2004 long-term incentive plan.

With respect to any other matter that properly comes before the meeting or any adjournment or postponement thereof, the representatives holding proxies will vote as recommended by the Board, or if no recommendation is given, in their own discretion.

Who is entitled to vote?

Stockholders of record of our common stock and Series C preferred stock as of the close of business on March 19, 2007 (record date) are entitled to vote on matters that properly come before the meeting. Shares of common stock or Series C preferred stock can be voted only if the stockholder is present in person or is represented by proxy. At the close of business on the record date, there were 58,453,166 shares of common stock and 4,102,564 shares of Series C preferred stock outstanding and entitled to vote. The holders of common stock and Series C preferred stock will vote together as a single class on all matters that properly come before the meeting.

How many votes do I have?

Each share of common stock has one vote. Each share of Series C preferred stock has one vote for each share of common stock into which it is convertible. As of the record date, each share of Series C preferred stock was convertible into one share of common stock and thus has one vote.

How do I vote?

You can ensure that your shares are voted at the meeting by submitting your instructions by completing, signing, dating and returning the enclosed proxy form in the envelope provided.

If you own your shares through a bank or broker, you may be eligible to authorize a proxy to vote your shares electronically over the Internet or by telephone. A large number of banks and brokerage firms are participating in the ADP Investor Communication Services (“ADP”) online program. This program provides eligible stockholders who receive a paper copy of the Annual Report and Proxy Statement the opportunity to authorize a proxy to vote via the Internet or by telephone. If your bank or brokerage firm is participating in ADP’s online program, your voting form will provide instructions. The Internet and telephone proxy facilities will close at 11:59 p.m. E.S.T. on April 30, 2007. Stockholders who authorize a proxy to vote through the Internet or telephone should be aware that a proxy may incur costs to access the Internet, such as usage charges from telephone companies or Internet service providers, and that these costs must be borne by the stockholder. Stockholders who authorize a proxy to vote by Internet or telephone need not return a proxy card by mail. If your voting form does not reference Internet or telephone information, please complete and return the paper Proxy in the self-addressed postage paid envelope provided.

If you attend the annual meeting in person, you may request a ballot when you arrive. If your shares are held in the name of your bank, broker or other nominee, prior to attending the meeting you need to request a legal proxy from your bank, broker or nominee as indicated on the back of the Voter Information form you received with your proxy material. The legal proxy must be presented to vote these shares in person at the annual meeting. If you have previously authorized a proxy, you may still vote in person at the annual meeting, which will serve as a revocation of your previous proxy.

Does Sunstone have a policy for confidential voting?

Sunstone has a confidential voting policy. All proxies and other materials, including telephone and Internet proxy authorization, are kept confidential and are not disclosed to third parties. Such voting documents are available for examination by the inspector of election and certain personnel associated with processing proxy cards and tabulating the vote. We plan to appoint one independent inspector of election, a representative of our transfer agent, American Stock Transfer and Trust, to review and confirm the tabulation of votes at the annual meeting.

What if I return my proxy but do not mark it to show how I am voting?

If your proxy card is signed and returned without specifying your choices, your shares will be voted as recommended by the Board of Directors.

What are the Board of Directors’ recommendations?

The Board of Directors recommends that you vote FOR each of the nominees for Director; FOR Proposal 2 to ratify the Audit Committee’s appointment of Ernst & Young LLP to act as the independent registered public accounting firm for the fiscal year ending December 31, 2007; and FOR Proposal 3 to approve an amendment to our 2004 long-term incentive plan to increase the number of authorized shares to be issued under the 2004 long-term incentive plan.

What vote is required to approve each proposal?

Election of Directors: There is no cumulative voting in the election of Directors. The 7 Directors are elected by a plurality of votes cast at a meeting at which a quorum is present. Any shares not voted (whether by abstention, “broker non-vote” (i.e., shares held by a broker or nominee which are represented at the meeting, but with respect to which such broker or nominee is not instructed to vote on a particular proposal), or otherwise) have no impact on the vote.

Ratification of Appointment of Independent Registered Public Accounting Firm: This proposal requires the affirmative vote of a majority of the votes cast at a meeting at which a quorum is present. Any shares not voted (whether by abstention, broker non-vote, or otherwise) have no impact on the vote.

Approval of Amendment to 2004 Long-Term Incentive Plan: This proposal requires the affirmative vote of a majority of the votes cast at a meeting at which a quorum is present; provided that the total votes cast represent over 50% in interest of all shares entitled to vote on the proposal at the annual meeting. For purposes of this proposal, abstentions and broker non-votes will have the same effect as votes cast against the proposal, unless holders of more than 50% in interest of all shares entitled to vote on the proposal cast votes.

What if other items come up at the annual meeting and I am not there to vote?

We are not now aware of any matters to be presented at the annual meeting other than those described in this proxy statement. When you return a signed and dated proxy card or provide your voting instructions by telephone or the Internet, you give the proxy holders (the names of whom are listed on your proxy card) the discretionary authority to vote on your behalf on any other matter that is properly brought before the annual meeting.

Can I change my vote?

You can change your vote by revoking your proxy at any time before it is exercised in one of four ways:

*	Notify Sunstone’s Secretary (Kenneth E. Cruse, c/o Sunstone Hotel Investors, Inc., 903 Calle Amanecer, Suite 100, San Clemente, California 92673-6212) in writing or by facsimile (at 949-369-4210) before the annual meeting that you are revoking your proxy;

*	Submit another proxy with a later date;

*	Submit your voting instructions again by telephone or the Internet; or

*	Vote in person at the annual meeting.

What does it mean if I receive more than one proxy card?

Some of your shares are likely registered differently or are in more than one account. You should vote each of your accounts by telephone or the Internet or mail. If you mail proxy cards, please sign, date and return each proxy card to guarantee that all of your shares are voted.

If you hold your shares in registered form and wish to combine your stockholder accounts in the future, you should contact our transfer agent, American Stock Transfer and Trust, at 1-800-937-5449. Combining accounts reduces excess printing and mailing costs, resulting in savings for Sunstone that benefit you as a stockholder.

What if I receive only one set of proxy materials although there are multiple stockholders at my address?

If you and other residents at your mailing address own shares in street name, your broker or bank may have sent you a notice that your household will receive only one Annual Report and proxy statement for each company in which you hold shares through that broker or bank. This practice of sending only one copy of proxy materials is known as “householding.” If you did not respond that you did not want to participate in householding, you were deemed to have consented to the process. If the foregoing procedures apply to you, your broker has sent one copy of our Annual Report and proxy to your address. You may revoke your consent to householding at any time by contacting your broker or bank. The revocation of your consent to householding will be effective 30 days following its receipt. In any event, if you did not receive an individual copy of this proxy statement or our Annual Report, we will send a copy to you if you address your written request to Sunstone Hotel Investors, Inc., 903 Calle Amanecer, Suite 100, San Clemente, California 92673-6212, Attention: Secretary.

What constitutes a quorum?

The presence of the owners of at least a majority (greater than 50%) of the aggregate number of shares of common stock and Series C preferred stock (calculated on an “as converted to common stock” basis) entitled to vote at the annual meeting constitutes a quorum. Presence may be in person or by proxy. You will be considered part of the quorum if you return a signed and dated proxy card, if you authorize a proxy to vote by telephone or the Internet, or if you attend the annual meeting.

Abstentions and broker “non-votes” are counted as present and entitled to vote for purposes of determining a quorum. A “broker non-vote” occurs when the broker or other entity is unable to vote on a proposal because the proposal is non-routine and the owner does not provide instructions. Rules of the New York Stock Exchange (“NYSE”) determine whether proposals presented at stockholder meetings are “routine” or “non-routine.” If a proposal is routine, a broker or other entity holding shares for an owner in street or beneficial name may vote on the proposal without voting instructions from the owner. If a proposal is non-routine, the broker or other entity may vote on the proposal only if the owner has provided voting instructions. Proposals One and Two—the proposals to elect directors and to ratify the audit committee’s appointment of our independent registered public accounting firm each are routine proposals under the rules of the NYSE. As a result, brokers or other entities holding shares for an owner in street name may vote on Proposal One and Proposal Two, even if no voting instructions are provided by the owner. Proposal Three—the proposal to approve the amendment to our 2004 long-term incentive Plan is a non-routine proposal under the rules of the NYSE. As a result, brokers or other entities holding shares for an owner in street name may vote on Proposal Three only if voting instructions are provided by the owner. If you do not provide your broker with voting instructions for Proposal Three, your shares will not be counted as shares voted with respect to the vote required for these proposals.

If a broker holds your shares, this proxy statement and a proxy card have been sent to the broker. You may have received this proxy statement directly from your broker, together with instructions as to how to direct the broker to vote your shares. If you desire to have your vote counted, it is important that you return your voting instructions to your broker.

How do I access proxy materials on the Internet?

Stockholders can access our notice of annual meeting and proxy statement and Annual Report in the Investor Relations section of our website at www.sunstonehotels.com.

How do I submit a stockholder proposal for inclusion in the proxy statement for next year’s annual meeting?

Stockholder proposals may be submitted for inclusion in our 2008 annual meeting proxy statement after the 2007 annual meeting, but must be received no later than December 1, 2007. Proposals should be sent via registered, certified, or express mail to: Kenneth E. Cruse, Chief Financial Officer and Secretary, Sunstone Hotel Investors, Inc., 903 Calle Amanecer, Suite 100, San Clemente, California 92673-6212. See also “Stockholder Proposals for the 2007 Annual Meeting” later in this proxy statement.

What do I need to do to attend the annual meeting?

If you are a holder of record, you should indicate on your proxy card that you plan to attend the meeting by marking the box on the proxy card provided for that purpose.

For the safety and comfort of our stockholders, admission to the annual meeting will be restricted to:

*	Stockholders of record as of the close of business on March 19, 2007 or their duly authorized proxies;

*	Beneficial stockholders whose shares are held by a bank, broker or other nominee, and who present proof of beneficial ownership as of the close of business on March 19, 2007;

*	Representatives of the press or other news media with proper credentials;

*	Financial analysts with proper credentials; and

*	Employees and representatives of Sunstone whose job responsibilities require their presence at the meeting.

Please note that space limitations may make it necessary to limit attendance. Admission to the meeting will be on a first-come, first-served basis. No more than two representatives of any corporate or institutional stockholder will be admitted to the meeting.

If you attend the meeting, you may be asked to present valid government-issued photo identification, such as a driver’s license or passport, before being admitted. Cameras, recording devices, and other electronic devices will not be permitted, and attendees may be subject to security inspections or other security precautions.

Proposal 1:

Election of Directors

Board of Directors

The business and affairs of Sunstone are managed under the direction of our Board of Directors. Our Board of Directors has responsibility for establishing broad corporate policies and for the overall performance of Sunstone, rather than for day-to-day operating details. Our Board of Directors currently consists of 7 directors.

The proxy holders named on the proxy card intend to vote for the election of the seven nominees listed below. The Nominating and Corporate Governance Committee selected these nominees, which selection was ratified by the Board. If you do not wish your shares to be voted for particular nominees, please identify the exceptions in the designated space provided on the proxy card or, if you are authorizing a proxy to vote by telephone or the Internet, follow the instructions provided when you access the telephone or Internet proxy facilities. Directors will be elected by a plurality of the votes cast. Any votes that are withheld and any shares not voted, whether by abstention, broker non-vote, or otherwise, will have no impact on the vote.

If at the time of the meeting one or more of the nominees have become unable to serve, shares represented by proxies will be voted for the remaining nominees and for any substitute nominee or nominees designated by the Nominating and Corporate Governance Committee. If one or more nominees have become unable to serve, the Board of Directors may, in accordance with the Bylaws, reduce the size of the Board of Directors or may leave a vacancy until a nominee is identified. The Nominating and Corporate Governance Committee knows of no reason why any of the nominees will be unable to serve.

Directors elected at the annual meeting will hold office until the next annual meeting and until their successors have been elected and qualified. For each nominee there follows a brief listing of principal occupation for at least the past five years, other major affiliations, and age as of March 1, 2007. Each of the nominees, other than Steven Goldman, is currently a director of the Company.

Nominees for Election as Directors

Robert A. Alter	Age: 56	Executive Chairman

Mr. Alter served as our Chief Executive Officer from our formation on October 26, 2004 through March 19, 2007 when he became our Executive Chairman. Prior to our formation, Mr. Alter served from November 1999 through our initial public offering in 2004 as Chief Executive Officer of one of our predecessor companies formed in 1985, which became a public company in August 1995. The public company, Sunstone Hotel Investors, Inc., commenced doing business in August 1995 upon its initial public offering. In November 1999, Mr. Alter participated in a management-led buyout to take that company private. He has been an owner of hotels since 1976 and is a past president of the Holiday Inn Franchise Association and a member of the Marriott Franchise board. Mr. Alter holds a B.S. degree in Hotel Administration from Cornell University.

Lewis N. Wolff	Age: 71	Co-Chairman

Mr. Wolff has served as our Chairman since our formation on October 26, 2004, and since March 19, 2007, he has served as our Co-Chairman. Mr. Wolff has been Chairman of Wolff Urban Development, LLC since 1980. Wolff Urban Development, LLC is a real estate acquisition, investment, development and management firm. Mr. Wolff is also a co-founder and, since 1994, has served as Chairman of Maritz, Wolff & Co., a privately held hotel investment group that owns top-tier luxury hotels. From 1999 to 2004, Mr. Wolff also served as Co-Chairman of Fairmont Hotels & Resorts, a hotel management company formed by Fairmont Hotel Management Company and Canadian Pacific Hotels & Resorts, Inc. In addition, Mr. Wolff acquired ownership of Major League Baseball’s Oakland Athletics in April 2005. Mr. Wolff also serves on the boards of Grill

Concepts, Inc., First Century Bank and Maguire Properties, Inc. Mr. Wolff holds a B.A. degree in Business Administration from the University of Wisconsin, Madison, and an M.B.A. degree from Washington University in St. Louis, Missouri.

Z. Jamie Behar	Age: 49	Director

Ms. Behar has served as a Director since our formation on October 26, 2004. Since October 2005, Ms. Behar has been Managing Director, Real Estate & Alternative Investments, for General Motors Investment Management Corporation, or GMIMCo. From 1986 through October 2005, Ms. Behar was a Portfolio Manager with GMIMCo. She manages GMIMCo clients’ real estate investment portfolios, including both private market and publicly-traded security investments, as well as their alternative investment portfolios, totaling $9.5 billion. She is a member of GMIMCo’s Management Council and Investment Committee, and is Vice Chairman of the GMIMCo Real Estate & Alternative Investment Approval Committee. Ms. Behar is a member of the Board of Directors of Desarrolladora Homex, S.A. de C.V., a publicly-listed home development company located in Mexico (and for which she also serves on the audit committee), and serves on the advisory boards of several domestic and international private real estate investment entities. Ms. Behar holds a B.S.E. degree from The Wharton School of the University of Pennsylvania and an M.B.A. degree from the Columbia University Graduate School of Business. Ms. Behar is a Chartered Financial Analyst.

Thomas A. Lewis, Jr.	Age: 54	Director

Mr. Lewis has served as a Director since May 2, 2006. Mr. Lewis is Chief Executive Officer of Realty Income Corporation, a NYSE listed real estate investment trust. He is also Vice Chairman of the Board of Directors of Realty Income Corporation and has been a member of its Board of Directors since September 1993. He joined Realty Income Corporation in 1987 and served in a variety of executive positions, including Vice President, Capital Markets until 1997, when he was named Chief Executive Officer. In 2000 and 2001 he also held the position of President.

Keith M. Locker	Age: 45	Director

Mr. Locker has served as a Director since May 2, 2006. Since September 2003, Mr. Locker has been Chief Executive Officer and President of Inlet Capital LLC, an investment and asset management firm focused on the commercial real estate industry. In addition since February 2003, Mr. Locker has been President of Global Capital Resources LLC and GCR Advisors Inc., which fund various types of mortgages. Mr. Locker was previously a Managing Director in the Real Estate Investment Banking Group at Deutsche Bank Securities, Inc. from September 2000 to February 2003. Prior to joining Deutsche Bank in 2000, Mr. Locker was Senior Managing Director at Bear, Stearns & Co. Inc., responsible for Real Estate Investment Banking. Mr. Locker earned a B.S./B.A. from Boston University School of Management in 1983 and an M.B.A. from the Wharton School in 1988. Mr. Locker is a Director of IVP Securities, LLC and Trustee of the National Jewish Center. He is also a member of NAREIT, Urban Land Institute, Commercial Mortgage Securities Association, International Council of Shopping Centers, The Wharton School Zell-Lurie Real Estate Center, Fisher Center for Real Estate and Urban Economics and numerous philanthropic and community organizations.

Keith P. Russell	Age: 61	Director

Mr. Russell has served as a Director since our formation on October 26, 2004. Since June 2001, Mr. Russell has been President of Russell Financial, Inc., a strategic and financial consulting firm serving businesses and high net worth individuals. Mr. Russell is retired as the Chairman of Mellon West and the Vice Chairman of Mellon Financial Corporation, in which capacities he served from May 1996 until March 2001. From September 1991 through April 1996, Mr. Russell served in various positions at Mellon, including Vice Chairman and Chief Risk Officer of Mellon Bank Corporation and Chairman of Mellon Bank Corporation’s Credit Policy Committee. From 1983 to 1991, Mr. Russell served as President and Chief Operating Officer, and a director, of Glenfed/Glendale Federal Bank. Mr. Russell also serves on the Boards of Directors of Nationwide Health Properties, Inc. and Countrywide Financial Corporation. Mr. Russell holds a B.A. degree in Economics from the University of Washington and an M.A. degree in Economics from Northwestern University.

Steven R. Goldman	Age: 45	Nominee

Mr. Goldman is our Chief Executive Officer, effective as of March 19, 2007. Prior to joining the Company, Mr. Goldman served as Executive Vice President of Acquisitions and Development for Global Hyatt Corporation, where he was responsible for hotel development and oversight of Hyatt’s capital investments in hotel assets. Prior to joining Hyatt, from 1996 to 2003, Mr. Goldman was also Executive Vice President in a similar company for Starwood Hotels and Resorts and held various positions with Starwood Capital Group prior to that. Mr. Goldman holds a B.S. degree from the Cornell University School of Hotel Administration and an M.B.A. degree with a concentration in Finance from the University of Chicago.

The Board of Directors recommends a vote FOR each of the nominees.

Proposal 2:

Ratification of the Audit Committee’s Appointment of

Independent Registered Public Accounting Firm

The Audit Committee has selected and appointed the firm of Ernst & Young LLP to act as our independent registered public accounting firm for the year ending December 31, 2007. Ernst & Young LLP audited the financial statements for us for the year ended December 31, 2006 and for the period October 26, 2004 through December 31, 2005 and for our predecessor for the period January 1, 2004 through October 25, 2004 and for the year ended December 31, 2003. Ratification of the appointment of Ernst & Young LLP requires a majority of the votes cast. Any shares not voted, whether by abstention, broker non-vote, or otherwise, have no impact on the vote.

Although stockholder ratification of the appointment of our independent auditor is not required by our bylaws or otherwise, we are submitting the selection of Ernst & Young LLP to our stockholders for ratification as a matter of good corporate governance practice. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time if it determines that such a change would be in the best interests of Sunstone. If our stockholders do not ratify the Audit Committee’s selection, the Audit Committee will take that fact into consideration, together with such other factors it deems relevant, in determining its next selection of our independent registered public accounting firm.

Representatives of Ernst & Young LLP are expected to be present at the annual meeting. These representatives will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Audit, Audit-Related, Tax and Other Fees

The aggregate fees billed for professional services provided by Ernst & Young LLP for 2006 and 2005 were as follows:

Type of Fees	2006	2005
Audit Fees	$848,645	$1,555,425
Audit-related Fees	22,879	61,023
Tax Fees	—	20,000
All Other Fees	—	—

Total Fees	$871,524	$1,636,448

In the above table, in accordance with the definitions of the Securities and Exchange Commission, “audit fees” are fees paid by us to Ernst & Young LLP for the audit of our consolidated financial statements included in its annual report on Form 10-K and review of the unaudited financial statements included in its quarterly reports on Form 10-Q or for services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements, including in connection with public offerings of securities. “Audit fees” also include fees paid by us to Ernst & Young LLP for its audit of our internal control over financial reporting. In 2006, audit fees consisted primarily of $750,000 for both the full-year audit and the audit of our internal control over financial reporting and $98,645 for services related to public offerings. In 2005, audit fees consisted primarily of $847,500 for both the full-year audit and the audit of our internal control over financial reporting, $701,947 for services related to public offerings and $5,978 for accounting consultations.

“Audit-related Fees” are fees billed by Ernst & Young LLP for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements. In 2006, audit-related fees consisted of an audit of a hotel. In 2005, audit-related fees consisted of fees for the audit of an acquisition.

“Tax Fees” are fees billed by Ernst & Young LLP that relate to tax consulting and advisory services.

“All Other Fees” are fees billed by Ernst & Young LLP to us for any services not included in the first three categories.

Preapproval Policies and Procedures

Our Audit Committee has adopted a pre-approval policy requiring that the Audit Committee pre-approve all audit and permissible non-audit services to be performed by Ernst & Young LLP. Any proposed service that has received pre-approval but which will exceed pre-approved cost limits will require separate pre-approval by the Audit Committee. The Audit Committee has delegated to its Chairman the authority to grant the required approvals for all audit and permissible non-audit services to be performed by Ernst & Young LLP that do not exceed $75,000 for any one project, provided that the Chairman reports the details of the exercise of any such delegated authority at the next meeting of the Audit Committee. All services performed by the independent registered public accounting firm in 2006 were approved by the Audit Committee pursuant to its pre-approval policy.

The Board of Directors recommends that Sunstone stockholders vote FOR ratification of the appointment of Ernst & Young LLP.

Proposal 3:

Increase in Authorized Shares to be

Issued Under the 2004 Long-Term Incentive Plan

The Board of Directors and the Compensation Committee have determined that it is in the best interest of the Company and its stockholders to amend the Company’s 2004 long-term incentive plan (the “LTIP”) to increase the number of shares of Common Stock available for issuance from 2,100,000 to 3,850,000 (the “LTIP Amendment”). The Board of Directors and the Compensation Committee believe that this increase is desirable to accomplish the objectives of the LTIP discussed below. The Board of Directors and the Compensation Committee have approved the LTIP Amendment to be effective as of the date of approval by the Company’s stockholders. The LTIP Amendment will not become effective unless stockholder approval is obtained at the 2007 annual general meeting of stockholders. The principal features of the LTIP are summarized below and are qualified in their entirety by reference to the full text of the LTIP a copy of which, as amended assuming stockholder approval of the LTIP Amendment, has been filed electronically with the SEC as an exhibit to the proxy statement and may be obtained by writing to Sunstone Hotel Investors, Inc. at our principal executive office: 903 Calle Amanecer, Suite 100, San Clemente, California 92673-6212, Attention: Secretary.

Description of Plan. We adopted the LTIP and it became effective in October 2004 upon completion of our initial public offering. The purpose of the LTIP is to attract and retain our directors, executive officers and employees. The LTIP is administered by the Compensation Committee of the Board of Directors, which has broad powers to interpret and implement the plan.

Types of Awards. The LTIP provides for grants of incentive stock options (within the meaning of Section 422 of the Code), nonqualified stock options, stock appreciation rights, dividend equivalent rights, restricted stock, restricted stock units and other stock-based awards such as performance shares.

Shares Subject to the LTIP; Other Limitations on Awards. At the time of our initial public offering, we established the maximum number of shares of common stock issuable under the LTIP at 2,100,000. As of March 19, 2007, there were 901,635 shares of common stock available under the LTIP for future grants to directors, officers and employees. In addition to these shares available for future grants, there were outstanding as of March 19, 2007, 967,375 shares of unvested restricted stock and restricted stock units previously granted to directors, officers and employees between October 26, 2004 and February 7, 2007. Assuming shareholder approval of the proposed LTIP Amendment, there will be a total of 2,651,635 shares available for future grants to directors, officers and employees, and the number of outstanding shares of unvested restricted stock will remain unchanged. Shares that may be issued under the LTIP may be authorized but unissued shares of our common stock or otherwise acquired for the purposes of the LTIP. If any award is forfeited or is otherwise terminated or canceled without the delivery of shares of our common stock, if shares of our common stock are surrendered or withheld from any award to satisfy a recipient’s income tax or other withholding obligations, or if shares of our common stock owned by a recipient are tendered to pay the exercise price of awards, then such shares will again become available under the LTIP. The Compensation Committee will adjust the terms of any outstanding awards and the number of shares of our common stock issuable under the LTIP for any increase or decrease in the number of issued shares of our common stock resulting from a stock split, reverse stock split, stock dividend, spin-off, combination or reclassification of our common stock, or any other event that the Compensation Committee determines affects our capitalization.

Eligibility. Awards may be made to any director, officer or employee, including any prospective employee, and to any consultant or advisor selected by the Compensation Committee.

Additional information about the LTIP and the types of awards provided by the LTIP is provided under the heading “Executive Officer Compensation—Compensation Discussion and Analysis” in this proxy.

The Board of Directors recommends a vote FOR the approval of an amendment to our 2004 long-term incentive plan to increase the number of authorized shares to be issued under the 2004 long-term incentive plan.

Corporate Governance

In light of applicable legal requirements, such as the Sarbanes-Oxley Act of 2002 and related rules promulgated by both the NYSE and the Securities and Exchange Commission (“SEC”), we provide the following discussion to inform you of our efforts to assure that we employ best practices in our corporate governance. A copy of our Corporate Governance Guidelines is available in the Investor Relations section of our website at www.sunstonehotels.com. In addition, a printed copy of the Corporate Governance Guidelines will be provided without charge upon request to Sunstone Hotel Investors, Inc., 903 Calle Amanecer, Suite 100, San Clemente, CA 92673-6212, Attention: Secretary.

We have also established conflict of interest and other policies to serve the long-term interests of our stockholders and further align the interests of directors and management with our stockholders.

Conflict of Interest Policy

We have adopted a policy which provides that the approval of our Nominating and Corporate Governance Committee is required for any transaction involving us and any of our directors, officers or employees, or any entity in which any of our directors, officers or employees is employed or has an interest of more than 5%.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics, which provides that directors, officers (including our Chief Executive Officer and all senior financial officers) and employees owe a duty to us to advance our business interests when the opportunity to do so arises. Among other things, our directors, officers and employees are prohibited from taking (or directing to a third party) a business opportunity that is discovered through the use of corporate property, information or position, unless we have already been offered the opportunity and turned it down, in which case our Nominating and Corporate Governance Committee must in any event approve the director, officer or employee interest therein. More generally, our directors, officers and employees are prohibited from using corporate property, information or position for personal gain. The Code of Business Conduct and Ethics is posted in the Investor Relations section of our website at www.sunstonehotels.com. In addition, a copy of the Code of Business Conduct and Ethics will be provided without charge upon request to Sunstone Hotel Investors, Inc., 903 Calle Amanecer, Suite 100, San Clemente, CA 92673-6212, Attention: Secretary.

Independence of Directors and Committees

The Board of Directors has determined that a majority of the current Board of Directors is independent as defined under the NYSE’s rules and that a majority of the Board of Directors will be independent if the slate of directors up for election in Proposal 1 of this proxy are elected. Directors who serve on the Compensation Committee and the Nominating and Corporate Governance Committee are also subject to these independence requirements. Directors who serve on the Audit Committee are subject to additional independence requirements.

To be considered independent under the NYSE’s rules, the Board of Directors must determine that a director does not have a material relationship with Sunstone and/or its consolidated subsidiaries (either directly or as a partner, stockholder or officer of an organization that has a relationship with any of those entities).

The Board of Directors undertook a review of the independence of the directors nominated for election at the upcoming annual meeting. During this review, the Board of Directors considered the transactions and relationships during the prior three years between each director or any member of his or her immediate family and Sunstone and its subsidiaries and affiliates as reported under “Certain Relationships And Related Transactions” below. The Board of Directors also examined transactions and relationships between Directors or their affiliates and members of the senior management or their affiliates. The purpose of this review was to determine whether any such relationships or transactions were inconsistent with a determination that such director is independent.

As a result of this review, the Board of Directors affirmatively determined that Messrs. Wolff, Lewis, Locker and Russell and Ms. Behar are independent of Sunstone and its management under the independence standards of the NYSE.

Director Attendance at Meetings

Each of our directors is expected to attend each annual meeting of stockholders. Although our Board of Directors recognizes that conflicts may occasionally prevent a director from attending a Board of Directors or stockholder meeting, the Board of Directors expects each director to make every possible effort to keep such absences to a minimum. The Board of Directors held eight meetings in 2006. During that period, all directors attended at least 75% of the meetings of the Board of Directors and committees of the Board of Directors on which they served. In addition, all of our directors attended our annual meeting of stockholders in 2006.

Stockholder Communication with the Board and Non-Employee Directors

Stockholders may communicate any matters they wish to raise with the directors by writing to the Board of Directors, Sunstone Hotel Investors, Inc., 903 Calle Amanecer, Suite 100, San Clemente, California 92673-6212, Attn: Secretary. Stockholders should provide proof of share ownership with their correspondence. All communications from verified stockholders will be received and processed by the Secretary and then directed to the appropriate member(s) of the Board of Directors.

In addition, any interested party who wishes to communicate directly with our Non-Employee Directors may contact Mr. Wolff, our Co-Chairman, at the mailing address of the Company’s executive offices at 903 Calle Amanecer, Suite 100, San Clemente, California 92673-6212. All communications will be received and processed by the Secretary and then directed to the appropriate Non-Employee Director(s).

Committees of the Board of Directors

Committees

Our Board of Directors has established a number of committees, including the Compensation Committee, the Audit Committee and the Nominating and Corporate Governance Committee, each of which is briefly described below. Each of our committees has a charter, current copies of which may be viewed in the Investor Relations section of our website at www.sunstonehotels.com. In addition, printed copies of our committee charters will be provided without charge upon request to Sunstone Hotel Investors, Inc., 903 Calle Amanecer, Suite 100, San Clemente, CA 92673, Attention: Secretary.

Compensation Committee

The Compensation Committee determines compensation and benefits for all executive officers, oversees our equity compensation plans and assists in the establishment of policies applicable to employees generally.

The Compensation Committee may, in its discretion, delegate all or a portion of its duties and responsibilities to a subcommittee of the Compensation Committee. In particular, the Compensation Committee may delegate the approval of certain transactions to a subcommittee consisting solely of members of the Compensation Committee who are (i) “Non-Employee Directors” for the purposes of Rule 16b-3 under the Securities Exchange Act of 1934, as in effect from time to time, and (ii) “outside directors” for the purposes of Section 162(m) of the Internal Revenue Code, as in effect from time to time.

The members of the Compensation Committee are independent directors as required by the listing standards and rules of the NYSE and are “nonemployee” directors within the meaning of Section 162(m) of the Internal Revenue Code and the applicable rules of the SEC. None of these directors, nor any of our executive officers, serves as a member of the governing body or Compensation Committee of any entity that has one or more executive officers serving as a member of either the Company’s Board of Directors or Compensation Committee.

Our Compensation Committee is currently comprised of Anthony W. Dona and Lewis N. Wolff. Mr. Dona is the chair. The Compensation Committee held three meetings during 2006. The Company expects that after the Annual Meeting the Compensation Committee will consist of Keith P. Russell and Lewis W. Wolff. Mr. Wolff will be the chair.

Audit Committee

Our Board of Directors has adopted an Audit Committee charter, which defines the Audit Committee’s purposes to include oversight of:

(1)	the integrity of our financial statements;

(2)	our compliance with legal and regulatory requirements;

(3)	the independent auditors’ qualifications and independence;

(4)	the performance of the independent auditors and our internal audit function; and

(5)	preparation of an audit committee report as required by the SEC for inclusion in our annual proxy statement.

All of the members of the Audit Committee are financially literate within the meaning of the listing standards and rules of the NYSE. At least one member is an audit committee financial expert as that term is defined by applicable rules of the SEC, and at least one member possesses accounting and financial management expertise within the meaning of the listing standards and rules of the NYSE. The Board of Directors has determined that each member of the Audit Committee is independent within the meaning of the rules of both the NYSE and the SEC.

Our Audit Committee is currently comprised of Thomas A. Lewis, Keith M. Locker, and Keith P. Russell. Mr. Locker is the chair. The Audit Committee held five meetings during 2006. We expect that after the Annual Meeting the Audit Committee members will remain the same.

Nominating and Corporate Governance Committee

The Board of Directors has delegated to the Nominating and Corporate Governance Committee the responsibility to select, or to recommend to the Board of Directors, nominees for election at any annual meeting, or any special meeting of stockholders, and any person to be considered to fill a vacancy or a newly created directorship that is the result of any increase in the authorized number of directors. The Nominating and Corporate Governance Committee is also responsible for nominating board committee members, reviewing our corporate governance guidelines, assisting with the annual evaluation of the Board of Directors and approving certain transactions involving a conflict of interest. The Board of Directors has determined that each of the members of the Nominating and Corporate Governance Committee is independent within the meaning of the listing standards of the NYSE.

In connection with its annual process for identifying directors to nominate or renominate, or to be recommended to the Board of Directors for nomination or renomination, the Nominating and Corporate Governance Committee seeks to determine whether the proposed candidate demonstrates an ability and willingness to:

*	maintain the highest personal and professional ethics, integrity and values;

*	represent the long-term interests of stockholders;

*	exercise independence of thought, objective perspective and mature judgment;

*	constructively challenge ideas and assumptions;

*	understand our business operations and objectives and provide thoughtful and creative strategic guidance;

*	contribute to the ongoing development and effective functioning of the Board of Directors;

*	dedicate sufficient time, energy and attention to ensure the diligent and thoughtful performance of his or her duties; and

*	demonstrate sincere commitment to our long-term success and the achievement of its objectives.

Additionally, in reviewing the qualifications of particular candidates, the Nominating and Corporate Governance Committee may choose to recommend individuals who can contribute an important, special or unique skill, expertise or perspective to the Board of Directors. The Nominating and Corporate Governance Committee also reviews the results of the self-evaluations provided by the directors with respect both to the Board of Directors and the individual directors and considers these results in light of the criteria for individual directors and objectives of the Board of Directors. Based on this process, the Nominating and Corporate Governance Committee is able to recommend, among other things, whether the existing Board of Directors contains the appropriate size, structure and composition, whether some or all of the incumbent directors should be recommended to the Board of Directors for re-nomination, and whether the Board of Directors should be enlarged to include additional directors.

If the Board of Directors determines to seek additional directors for nomination, the Nominating and Corporate Governance Committee will consider as potential director nominees candidates recommended by various sources, including any member of the Board of Directors or senior management. The Nominating and Corporate Governance Committee may also retain a third-party search firm to identify candidates. The

Nominating and Corporate Governance Committee also considers recommendations for nominees that are timely submitted by stockholders and only if such recommendations are delivered in the manner prescribed by the advance notice provisions contained in Article II, Section 2.11 of our Bylaws for stockholder proposals. (See “Stockholder Proposals For The 2008 Annual Meeting.”). In addition to satisfying the timing, ownership and other requirements specified in Article II, Section 2.11 of the Bylaws, a stockholder’s notice must set forth as to each person whom the stockholder proposes to recommend that the committee nominate for election to the Board of Directors all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (including such person’s written consent to being named in the proxy statement as a nominee and to serve as a director if elected). Properly communicated stockholder recommendations will be considered in the same manner as recommendations received from other sources.

Our Nominating and Corporate Governance Committee is currently comprised of Z. Jamie Behar, Keith M. Locker, and Lewis N. Wolff. Mr. Wolff is the chair. The Nominating and Corporate Governance Committee held two meetings during 2006. We expect that after the Annual Meeting the Nominating and Corporate Governance Committee will continue to be comprised of the same members.

Committee Membership

The table below summarizes current membership information for each of the Board of Directors committees:

	Compensation	Audit	Nominating and Corporate Governance

Mr. Alter

Mr. Wolff	X		X*

Ms. Behar			X

Mr. Dona	X*

Mr. Lewis		X

Mr. Locker		X*	X

Mr. Russell		X

*	Chair

The table below summarizes expected membership information for each of the Board of Directors committees assuming that the nominees listed in Proposal 1 are elected as directors at the Annual Meeting:

	Compensation	Audit	Nominating and Corporate Governance

Mr. Alter

Mr. Wolff	X*		X*

Ms. Behar			X

Mr. Goldman

Mr. Lewis		X

Mr. Locker		X*	X

Mr. Russell	X	X

*	Chair

Audit Committee Financial Expert

The Board of Directors has determined that each of Keith M. Locker and Keith P. Russell are qualified as audit committee financial experts within the meaning of SEC regulations. In making this determination, the Board considered the following qualifications: (a) understanding of generally accepted accounting principles (“GAAP”); (b) ability to apply GAAP to accounting for estimates, accruals and reserves; (c) experience preparing, auditing, analyzing or evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the issues likely to be raised by our financial statements, or experience actively supervising persons engaged in these activities; (d) understanding of internal control over financial reporting; and (e) understanding of audit committee functions.

Meetings of Non-Employee Directors

Ms. Behar and Messrs. Wolff, Dona, Lewis, Locker and Russell are currently our Non-Employee Directors. The Non-Employee Directors held four meetings in 2006. Following the Annual Meeting, we expect that our Non-Employee Directors will be Ms. Behar and Messrs. Wolff, Lewis, Locker and Russell and that Mr. Wolff will be selected to preside over executive sessions of the Non-Employee Directors.

Succession Planning Committee

The Board of Directors formed and delegated to a Succession Planning Committee on May 3, 2006, the specific responsibility of conducting a search process to identify potential successors to Mr. Alter as the Company’s Chief Executive Officer. The Succession Planning Committee was comprised of Messrs. Dona, Lewis and Locker. As part of the search process, the Succession Planning Committee met with both internal and external candidates who possessed strong experience in hotel management, individual asset acquisition and corporate transactions, and who had significant capital markets knowledge and strong industry relationships. On January 17, 2007, the Succession Planning Committee concluded its work and selected Steven R. Goldman as the successor to Mr. Alter as Chief Executive Officer, effective March 19, 2007.

Report of the Audit Committee of the Board of Directors

The following report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any of Sunstone’s filings under the Securities Act of 1933, as amended or under Securities the Exchange Act of 1934, as amended, except to the extent we specifically incorporate this Report by reference.

The purpose of the Audit Committee of Sunstone Hotel Investors, Inc. (“Sunstone”) is to assist the Board of Directors in its oversight of (i) the integrity of Sunstone’s financial statements, (ii) Sunstone’s compliance with legal and regulatory requirements, (iii) the independent auditors’ qualifications and independence, and (iv) the performance of the independent auditors; to retain Sunstone’s independent auditors and to prepare this report. As set forth in the Audit Committee charter, a copy of which may be found in the Investor Relations section of Sunstone’s website at www.sunstonehotels.com, management of Sunstone is responsible for the preparation, presentation and integrity of Sunstone’s financial statements and Sunstone’s accounting and for ensuring that financial reporting principles and internal controls and procedures are designed to assure compliance with accounting standards and applicable laws and regulations. The independent auditors are responsible for auditing Sunstone’s financial statements and expressing an opinion as to their conformity with generally accepted accounting principles.

In performance of its oversight function, the Audit Committee has considered and discussed the audited financial statements with management and the independent auditors. The Audit Committee has also discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended. In addition, the Audit Committee has discussed with the independent auditors the auditors’ independence from Sunstone and its management, including the matters in the written disclosures and letter required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, a copy of which the Audit Committee has received.

The members of the Audit Committee are not full-time employees of Sunstone and are not performing the functions of auditors or accountants. As such, it is not the duty or responsibility of the Audit Committee or its members to conduct “field work” or other types of auditing or accounting reviews or procedures or to set auditor independence standards. Members of the Audit Committee necessarily rely on the information provided to them by management and the independent accountants. Accordingly, the Audit Committee’s considerations and discussions referred to above do not assure that the audit of the Company’s financial statements has been carried out in accordance with generally accepted accounting principles or that the Company’s auditors are in fact “independent.”

In reliance on the reviews and discussions referred to above, and subject to the limitations on the role and responsibilities of the Audit Committee referred to above and in the Audit Committee charter, the Audit Committee recommended to the Board the inclusion of the audited financial statements in Sunstone’s 2006 Annual Report on Form 10-K for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE

Keith M. Locker, Chair

Thomas A. Lewis

Keith P. Russell

March 20, 2007

Compensation of Directors

Each of our independent directors is entitled to receive an annual stock grant of shares having a value equal to $60,000 for serving on our Board of Directors, and an attendance fee paid in cash of $1,000 per meeting of our Board of Directors if the meeting is attended in person or $500 if the meeting is attended telephonically. Pursuant to an arrangement with Ms. Behar’s employer, all director fees for Ms. Behar (including the value of the annual stock grant and attendance fees) are paid in cash to her employer.

In addition, each member of our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee is entitled to an attendance fee of $1,000 per committee meeting or $500 if the meeting is attended telephonically. The chair of our Audit Committee receives $10,000, the chair of our Compensation Committee receives $4,000 and the chair of our Nominating and Corporate Governance Committee receives $1,000, in each case, in cash payable in quarterly installments.

Directors are also entitled to reimbursement for expenses incurred in fulfilling their duties as our directors and receive complimentary hotel rooms at our hotels and resorts when on personal travel. In certain circumstances, directors may also receive such complimentary hotel rooms at the Company’s hotels for one year following their retirement or resignation from the Board of Directors.

2006 Director Compensation

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)		All Other Compensation ($)		Total ($)
Lewis N. Wolff	10,000	59,222	(2)	2,629	(4)	71,976
Z. Jamie Behar	—	—		—		—
Thomas A. Lewis, Jr.	5,500	50,158	(3)	1,252	(4)	56,910
Keith M. Locker	12,750	50,158	(3)	1,252	(4)	64,160
Keith P. Russell	9,250	59,347	(2)	2,629	(4)	71,101
David M. Siegel	4,250	17,488		1,378	(4)	23,116
Barbara S. Brown	1,000	17,488		1,378	(4)	19,866
Anthony W. Dona	12,500	67,646	(3)	2,629	(4)	82,775

(1)	The amounts in this column represent compensation expense computed in accordance with FAS 123R, recognized by the Company on its fiscal year 2006 financial statements related to grants of restricted stock made to the Director. For more information, please see footnote 14 to our audited financial statements contained in our Annual Report on Form 10-K filed with the SEC on February 8, 2007.
(2)	The Director was granted 2,086 shares of restricted stock on May 3, 2006, with a market value on the date of grant of $62,789.
(3)	The Director was granted 2,086 shares of restricted stock on May 3, 2006, with a market value on the date of grant of $62,789. Additionally, the Director was granted 844 shares of restricted stock on November 1, 2006, with a market value on the date of grant of $24,898, in connection with the Director’s work on the Succession Planning Committee.
(4)	Represents dividends received on unvested restricted stock.

Executive Officers

The following sets forth biographical information regarding our executive officers as of March 1, 2007, other than Messrs. Alter and Goldman whose biographical information is set forth above under “Proposal 1: Election of Directors”.

Jon D. Kline, 40, is our President. Prior to our formation and through September 2006, Mr. Kline served as our Executive Vice President and Chief Financial Officer. Previously, Mr. Kline spent five years with Merrill Lynch & Co.’s Investment Banking Division, during which time he directed the firm’s Hospitality and Leisure practice. Before that time, he was a member of the Real Estate and Lodging Finance Group of Smith Barney’s Investment Banking Division as well as an attorney with Sullivan & Cromwell LLP. Mr. Kline holds a B.A. degree in Economics from Emory University and a J.D. degree from New York University School of Law.

Gary A. Stougaard, 52, is our Executive Vice President and Chief Investment Officer. From October 1997 to our formation, Mr. Stougaard was employed by Sunstone Hotel Investors, L.L.C. overseeing the company’s development and renovation activities. Since 1985 and prior to joining Sunstone, he served as a developer and asset manager of hotel properties and prior to that time he was a certified public accountant in private practice. Mr. Stougaard holds a B.A. degree in Accounting from Michigan State University.

Kenneth E. Cruse, 38, is our Senior Vice President and Chief Financial Officer. Mr. Cruse joined us in April 2005 and through December 31, 2006, Mr. Cruse served as our Senior Vice President – Asset Management. For the eight years prior to joining Sunstone, Mr. Cruse worked in a variety of roles for Host Marriott Corporation, the predecessor of Host Hotels and Resorts, Inc., most recently as Vice President, Corporate Finance. Mr. Cruse holds a B.S. degree in Commercial Recreation and Tourism Management from Colorado State University and an M.B.A. degree from Georgetown University.

Executive Officer Compensation

Compensation Discussion and Analysis

This Compensation Discussion and Analysis describes our compensation philosophy and policies that apply to our executive officers. It explains the structure and rationale associated with each material element of the compensation program for our executive officers, describes the actual compensation paid to our Named Executive Officers for 2006 (being those persons set forth in the Summary Compensation Table below), and provides important context for the more detailed disclosure relating to our Named Executive Officers in the compensation tables following this Discussion and Analysis.

Compensation Philosophy and Objectives

The Compensation Committee seeks to attract, motivate and retain Sunstone’s executive officers through competitive compensation arrangements that provide strong financial incentives for the executive officers to maximize stockholder value.

Our executive compensation program is designed to reward favorable total stockholder returns, both in terms of absolute appreciation in the value of our shares, and in terms of relative performance as compared to our peers, taking into consideration our competitive position within the real estate industry and each executive’s long-term career contributions to the Company.

In order to achieve these compensation objectives, the Compensation Committee has established a compensation structure that is intended to position an executive’s total compensation at a level that is competitive with the compensation of the relevant executive officers at certain companies in our peer group. These compensation objectives are also furthered by providing that a significant amount of the executive officer’s total compensation will be variable and will be awarded by reference to key metrics, which we believe closely correlate to maximizing stockholder returns.

To implement these compensation objectives, the executive compensation program for fiscal year 2006 primarily consisted of a combination of:

*	annual cash base salary,

*	annual cash incentive bonus, and

*	equity incentive awards with a three-year vesting period.

Implementation of our Compensation Philosophy and Objectives

Compensation Committee

The Compensation Committee assists the Board of Directors in discharging the Board of Directors’ responsibilities relating to compensation of our executive officers. It evaluates and recommends to the Board of Directors appropriate policies and decisions relative to executive officer benefits, bonus, incentive compensation, severance, and equity-based or other compensation plans. It also oversees preparation of executive compensation disclosures for inclusion in our proxy statement and assists management in regulatory compliance with respect to compensation matters. The members of the Compensation Committee in 2006 were Lewis M. Wolff and Anthony R. Dona, each of whom is “independent” within the meaning of the listing standards of the NYSE, is a “nonemployee director” within the meaning of Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and is an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code of 1986.

The Compensation Committee exercises independent discretion and judgment in making compensation decisions after evaluating the Company’s performance, the executive’s past performance, including the extent to which the executive has met or exceeded specified targets or affected the Company’s performance, and the executive’s long-term potential to enhance stockholder value. In connection with the executive compensation determination process, the Compensation Committee seeks input from the Chief Executive Officer (CEO) regarding the compensation of the other executive officers. However, only independent Compensation Committee members vote on recommendations to the full Board of Directors regarding changes in executive compensation. Further, the CEO does not provide recommendations for changes in his own compensation. The Compensation Committee discusses the CEO’s compensation with him, but final deliberations and all votes regarding the recommendation of his compensation to the full Board of Directors are made in executive sessions, without the CEO present.

Compensation for fiscal year 2006 for each of our executive officers was determined by the Compensation Committee based on a review of total compensation paid by the Company to each executive officer in prior years, publicly-disclosed compensation packages of executives of other public lodging and other Real Estate Investment Trusts, or REITs, and the Company’s performance both nominally and as compared to other public lodging REITs.

The annual cash incentive bonus and equity incentive awards for a fiscal year are typically paid in the first quarter of the subsequent fiscal year, when audited financial statements for such fiscal year become available for the Company. For example, in February 2007, we paid the 2006 cash incentive bonuses and issued long-term equity incentive awards to the Named Executive Officers with respect to the Company’s performance for the fiscal year 2006.

Consultants

We do not make regular use of compensation consultants. In 2006, we retained Schonbraun McCann Group, LLC (“Schonbraun”) in connection with a management restructuring completed in the first quarter of 2007 whereby (i) our CEO through March 18, 2007, Robert Alter, was succeeded by Steven R. Goldman, (ii) our former Chief Financial Officer, Jon Kline, assumed the position of President, and (iii) Kenneth Cruse, formerly our Senior Vice President—Finance, assumed the position of Chief Financial Officer. Schonbraun was asked to report to the Compensation Committee on market data on executive pay levels and incentive program designs, to recommend compensation levels for our executive officers and to recommend modifications to the Company’s existing annual and long-term incentive plan designs.

We had previously engaged a compensation consultant in connection with the our initial public offering in 2004.

Tax Considerations

We take into account tax implications in the design of our executive compensation program. For example, pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended, which was adopted in 1993, publicly traded companies may not deduct, in any taxable year, compensation in excess of $1,000,000 paid to their chief executive officer and each of the next four most highly compensated executive officers as of the end of any fiscal year unless that compensation qualifies as “performance based,” as defined in Section 162(m). The Compensation Committee believes that it is in the best interests of the Company and its stockholders to comply with the limitations of Section 162(m) of the Code to the extent practicable and consistent with retaining, attracting and motivating the Company’s Named Executive Officers. Mr. Alter was the only Named Executive Officer whose annual compensation in 2006 exceeded the $1,000,000 limit for purposes of Section 162(m). Our LTIP provides for performance based awards within the meaning of Section 162(m) and the Compensation Committee generally intends to grant awards under the LTIP that are performance based within the meaning of Section 162(m).

Elements of Executive Compensation

We use a portfolio of pay components to accomplish our compensation philosophy and objectives discussed above. Our executive compensation program consists of the following components:

*	Base Salary—fixed base pay that reflects each executive’s position and individual performance.

*	Annual Cash Incentive Bonuses—variable cash awards based on performance and responsibility level to compensate each executive officer for achieving our annual financial goals and implementing long-term plans and strategies.

*	Equity Incentive Awards—variable equity awards to foster retention and align the executive officer’s interests with the long-term interests of our stockholders.

*	Other Compensation—perquisites consistent with industry practices in comparable REITs, as well as broad-based employee benefits such as medical, dental, vision, life insurance and disability coverage.

Base Salary

The annual base salary component of an executive officer’s compensation is intended to provide a reasonable standard of living and a base wage at a comparable level to the Company’s lodging REIT peers on the basis of a review of the publicly disclosed executive compensation arrangements of such peers. Base salaries are reviewed annually but are not automatically increased if the Compensation Committee believes that other elements of compensation are more appropriate in light of the Company’s stated objectives. This strategy is consistent with the Company’s primary intent of offering compensation that is intended to incentivize the executive officers to seek to maximize stockholder returns and that is contingent on the achievement of performance objectives. A multiple of each executive officer’s base salary serves as the basis for determining annual cash and equity incentive award opportunities.

The base salary of each of our executive officers is based on the review of the Compensation Committee described above and the following:

*	an assessment of the scope of the executive officer’s responsibilities and leadership;

*	the executive officer’s expertise and experience within the industry;

*	the competitive market compensation paid to executive officers in similar positions at public REITs that are the Company’s peers, both by industry segment (lodging) and size (enterprise value);

*	the Company’s overall financial and business performance; and

*	the executive officer’s contributions to the Company.

In 2006, all of the Company’s named executive officers (other than Andrew Gross, whose 2006 base salary was determined pursuant to his 2006 employment agreement) were granted a 4% raise in their respective base salaries over 2005 amounts. The annual base salaries paid to the Named Executive Officers in 2006 are provided in the Summary Compensation Table below.

Annual Cash Incentive Bonuses and Equity Incentive Awards.

We use annual cash bonus and equity award incentives to further motivate executive officers by establishing a relationship between the bonuses and the long-term equity compensation and the performance of the Company and the executive officer. All of our executive officers are eligible to participate in this program.

The annual cash incentive bonus is intended to compensate our executive officers for achieving our annual financial goals at both the corporate and hotel asset levels and for implementing long-term plans and strategies. The annual cash incentive bonus program is based on performance and responsibility level rather than on the basis of seniority, tenure or other entitlement. This performance-based program encourages our officers to continually improve their capabilities to deliver short- and long-term business results. The Compensation Committee sets the executive officer target annual cash incentive bonuses so that they are competitive with bonuses paid to executive officers in similar positions and with similar responsibilities at companies in the Company’s previously-described peer groups.

The annual equity incentive awards are intended to encourage ownership, foster retention and align the executive officers’ interests with the long-term interests of our stockholders. Historically, we have used restricted stock grant awards that are granted based on achievement of pre-established performance goals and generally vest over a three-year period. Because the awards are based on performance, we generally do not utilize additional performance-based vesting criteria. In determining the equity incentive compensation of an executive officer, the Compensation Committee considers, among other factors, the Company’s performance and relative stockholder return, the value of similar awards to officers performing similar functions at comparable companies and the awards given to officers of the Company acting in similar roles in past years.

Criteria and Metrics for 2006 Incentive Compensation. In the second quarter of 2006, the Compensation Committee established performance measures for both the annual cash incentive awards and the annual equity incentive awards. The Compensation Committee determined to base these awards 50% on specific objective measures of the Company’s performance, divided equally between Funds From Operations (FFO Per Share) and targets related to return on investment (Return on Investment), and 50% on subjective measures of each executive officer’s individual performance.

Incentive Compensation for the Named Executive Officers in 2006. For 2006, the Compensation Committee determined to keep each Named Executive Officer’s performance compensation opportunities as a percentage of salary the same as the equivalent opportunities in 2005 (other than Andrew Gross, whose 2006 performance compensation opportunities as a percentage of salary were determined pursuant to his employment agreement). The tables below show these performance compensation opportunities for 2006 at the threshold, target and maximum levels, as well as each executive’s actual award with respect to the 2006 calendar year as a percentage of base salary for 2006. The following paragraphs describe the information contained in the tables below.

To determine the actual award, the Compensation Committee in February 2007 reviewed and assessed the performance of the Company and each Named Executive Officer in comparison to the subjective and objective performance measures established in 2006. The Compensation Committee determined the extent to which each of the various objective and subjective performance measures were achieved and decided whether the incentive compensation for each performance measure should be funded at 0%, 40%, 75% or 100%. For example, the Compensation Committee determined that because the Company’s Return on Investment exceeded 10.5% (the Company achieved 10.56%) each Named Executive Officer would receive the full 25% of the incentive compensation associated with that performance measure. Further, because FFO Per Share was less than $2.52 (the Company achieved $2.42), the Compensation Committee decided that each Named Executive Officer would receive none of the incentive compensation associated with FFO Per Share. Finally, the Compensation Committee determined that each Named Executive Officer had achieved his individual performance measures and that each Named Executive Officer would receive the full 50% of the incentive compensation associated with those measures.

The Compensation Committee then used the 75% obtained by adding the 25% associated with Return on Investment, the 0% associated with FFO Per Share and the 50% associated with individual performance measures to determine the actual amount of the cash and equity incentive bonus that each Named Executive Officer would be paid for his service in 2006. In order to make the determination of the actual amount of the cash and equity incentive bonus to be paid to each Named Executive Officer, the Compensation Committee reviewed the Company’s overall performance in relation to forecasts and to its peers and reviewed each Named Executive Officer’s overall performance and determined that each Named Executive Officer should receive 75% (which 75% was determined as described above) of the maximum multiplier of base salary to compute the cash and equity incentive bonuses payable to each Named Executive Officer. Accordingly, each of Messrs. Alter, Kline and Stougaard were paid a cash bonus equal to 93.8% of their respective base salaries and an equity-based incentive award equal to 150% of their respective base salaries. Because Mr. Gross departed the Company prior to year end, he was not evaluated for 2006 incentive compensation. The charts below present the details associated with the decisions of the Compensation Committee related to the amount of the incentive compensation paid to each of the Named Executive Officers for their performance in 2006.

Performance Measures	Weight	Threshold— 40% Funding	Target— 75% Funding	Maximum— 100% Funding
Return on Investment (EBITDA/Weighted Average Assets)	25.0%	9.5%	10.0%	10.5%
FFO Per Share	25.0%	$2.52	$2.56	$2.60
Individual Performance	50%

	Actual Incentive Bonus Opportunities as a Percent of Salary				Actual Equity Award Opportunities as a Percent of Salary
	Threshold	Target	Max	Actual	Threshold	Target	Max	Actual
Robert Alter	40%	100%	125%	93.8%	100%	150%	200%	150%
Jon Kline	40%	75%	125%	93.8%	100%	150%	200%	150%
Gary Stougaard	40%	75%	125%	93.8%	100%	150%	200%	150%
Andrew Gross	50%		75%	0%	50%		75%	0%

The table immediately above also reflects that the Compensation Committee’s allocation between cash and equity incentive compensation was designed to award more than 50% of annual incentive compensation in equity to further the incentive compensation objectives of fostering executive ownership and the alignment of an executive’s interests with those of stockholders. The incentive compensation program for 2006 was entirely based on the executive’s performance in 2006, and therefore the Compensation Committee did not consider the amounts realizable from prior equity grants or cash bonus awards in determining the above incentive compensation awards. The equity incentive awards for 2006 were in the form of shares of restricted stock issued under the LTIP and were granted on February 7, 2007. One-third of the number of shares granted will vest on each of February 7, 2008, 2009 and 2010.

Adjustment or Recovery of Awards. The Company has not adopted a formal policy or any employment agreement provisions that enable recovery, or “clawback,” of incentive awards in the event of misstated or restated financial results. However, Section 304 of the Sarbanes-Oxley Act does provide some ability to recover incentive awards in certain circumstances. If the Company is required to restate its financials due to noncompliance with any financial reporting requirements as a result of misconduct, the CEO and CFO must reimburse the Company for (1) any bonus or other incentive- or equity-based compensation received during the 12 months following the first public issuance of the non-complying document, and (2) any profits realized from the sale of securities of the Company during those 12 months.

401(k) Savings and Retirement Plan. The Company sponsors a 401(k) Savings and Retirement Plan pursuant to which the Company contributes 3% of fiscal year earnings to all eligible employees, including all of the executive officers. In addition, the Company contributes annually, at the discretion of the Compensation Committee, a profit-sharing contribution to all eligible employees, including the executive officers as detailed in the footnotes to the Summary Compensation Table below.

Benefit Plans. The executive officers of the Company participate in the same broad-based employee benefit plans as the Company’s other employees, including medical, dental, vision, life insurance and disability programs.

Employment Agreements

Employment Agreements

Each of Robert A. Alter, Jon D. Kline and Gary A. Stougaard has entered into an employment agreement with the Company. The agreements for Messrs. Alter, Kline and Stougaard became effective on October 26, 2004, and an amendment to Mr. Alter’s agreement became effective on March 19, 2007. Mr. Andrew W. Gross, the Company’s former Senior Vice President and General Counsel, originally entered into his employment agreement with the Company on January 11, 2006; however, as detailed below, Mr. Gross’ employment agreement was terminated on November 16, 2006 upon his departure from the Company.

Robert A. Alter. Since our initial public offering through March 18, 2007, our employment agreement (the “Agreement”) with Mr. Alter provided that Mr. Alter would serve as our Chief Executive Officer. We have entered into an amendment (the “Amendment”) to this Agreement, effective March 19, 2007, as part of the succession plan resulting in the appointment of Mr. Goldman as the Chief Executive Officer and Mr. Alter’s transition to Executive Chairman. A description of the Amendment follows the description of the Agreement.

The Agreement provided for an initial term of three years and automatic extensions for additional one-year periods, unless terminated by either party upon 90 days’ notice prior to the renewal date. A decision by us or Mr. Alter not to renew the Agreement would not have triggered any severance payments. From January 1, 2007 through October 19, 2007, Mr. Alter will receive an annual base salary of $600,000 and an annual incentive bonus in a target amount of between 75% and 200% of his base salary. Mr. Alter received a bonus of $533,077 for 2006, $653,125 for 2005 and $365,000 for 2004. Mr. Alter was granted 210,526 restricted stock units at the closing of our initial public offering, of which 25.0% vested immediately, 15.0% vested on the second anniversary of the closing of our initial public offering and 20.0% will vest on each of the third, fourth and fifth anniversaries of the closing of our initial public offering so long as Mr. Alter remains employed by us. He is also entitled to receive all employee benefits and participate in all incentive and insurance programs generally available to similarly situated employees. As part of this, Mr. Alter was granted 54,822 shares of restricted stock in February 2006, which will vest in three equal annual installments. Mr. Alter was granted an additional 30,925 shares of restricted stock in February 2007 which will vest in three equal annual installments beginning in February 2008. In the event we terminate Mr. Alter without cause or he terminates his employment for good reason, Mr. Alter will receive all of the following amounts: (1) salary and accrued vacation through the date of termination; (2) bonus for any completed fiscal year elapsed prior to the date of termination; (3) a lump sum payment equal to one times Mr. Alter’s salary plus a bonus severance amount (which will be equal to the lesser of the target annual bonus for the year in which the termination occurs or the actual bonus earned in the prior calendar year, if the termination occurs during the remainder of the employment term); (4) 18 months of continued health insurance coverage for Mr. Alter and his dependents; and (5) all outstanding and then unvested equity awards due to vest in the succeeding 12 months will become fully vested. If following a change in control, we terminate Mr. Alter’s employment without cause or Mr. Alter terminates his employment for good reason, then he will be entitled to the same amounts as specified above within 180 days after the effective date of the change in control, except that the severance amount will be calculated using a multiple of two rather than one. The Amendment changes the above description of the Agreement in that Mr. Alter’s base salary will be reduced to $275,000 per year effective as of October 20, 2007 and that Mr. Alter will no longer be entitled to receive an annual bonus or participate in the Company’s LTIP after Sunstone’s 2007 fiscal year. Mr. Alter’s existing equity awards will continue to vest during his term as Executive Chairman.

Jon D. Kline. We have an employment agreement with Mr. Kline that provides that Mr. Kline will serve as our President. The agreement has an initial term of five years and will be automatically extended for additional one-year periods, unless terminated by either party upon 90 days’ notice prior to the renewal date. A decision by us or Mr. Kline not to renew his employment agreement will not trigger any severance payments. During fiscal year 2007, Mr. Kline will receive an annual base salary of $475,000 and an annual incentive bonus in a target amount of between 75% and 175% of his base salary. Mr. Kline received a cash incentive bonus of $363,462 for 2006, $445,313 for 2005 and $294,000 for 2004. Mr. Kline was granted 118,421 restricted stock units at the closing of our initial public offering, of which 25.0% vested immediately, 15.0% vested on the second anniversary of the closing of our initial public offering and 20.0% will vest on each of the third, fourth and fifth anniversaries of the closing of our initial public offering. He is also entitled to receive all employee benefits and participate in all incentive and insurance programs generally available to similarly situated employees. As part of this, Mr. Kline was granted 35,168 shares of restricted stock in February 2006, which will vest in three equal annual installments beginning February 2007. Mr. Kline was granted an additional 39,215 shares of restricted stock in February 2007, which will vest in three equal annual installments beginning February 2008. In the event we terminate Mr. Kline without cause or he terminates his employment for good reason, Mr. Kline will receive all of the following amounts: (1) salary and accrued vacation through the date of termination; (2) bonus for any completed fiscal year elapsed prior to the date of termination; (3) a lump sum payment equal to one times Mr. Kline’s salary plus a bonus severance amount (which will be equal to the lesser of the target annual bonus for the year in which the termination occurs or the actual bonus earned in the prior calendar year, if the termination occurs during the remainder of the employment term); (4) 18 months of continued health insurance coverage for Mr. Kline and his dependents; and (5) all outstanding and then unvested equity awards due to vest in the succeeding 12 months will become fully vested. If following a change in control, we terminate Mr. Kline without cause or Mr. Kline terminates his employment for good reason, then he will be entitled to the same amounts as specified above within 180 days after the effective date of the change in control, except that the severance amount will be calculated using a multiple of two rather than one, and all outstanding and then unvested equity awards will become fully vested and exercisable.

Gary A. Stougaard. We have an employment agreement with Mr. Stougaard that provides that Mr. Stougaard will serve as our Executive Vice President and Chief Investment Officer. The agreement has an initial term of five years and will be automatically extended for additional one-year periods, unless terminated by either party upon 90 days’ notice prior to the renewal date. A decision by us or Mr. Stougaard not to renew his employment agreement will not trigger any severance payments. During fiscal year 2007, Mr. Stougaard will receive an annual base salary of $378,473 and an annual incentive bonus in a target amount of between 50% and 150% of his base salary. Mr. Stougaard received a cash incentive bonus of $339,231 for 2006, $415,625 for 2005 and $263,500 for 2004. Mr. Stougaard was granted 92,105 restricted stock units at the closing of our initial public offering, of which 25.0% vested immediately, 15.0% vested on the second anniversary of the closing of our initial public offering and 20.0% will vest on each of the third, fourth and fifth anniversaries of the closing of our initial public offering. He is also entitled to receive all employee benefits and participate in all incentive and insurance programs generally available to similarly situated employees. As part of this, Mr. Stougaard was granted 31,203 shares of restricted stock in February 2006, which will vest in three equal annual installments beginning February 2007. Mr. Stougaard was granted an additional 19,680 shares of restricted stock in February 2007, which will vest in three equal annual installments beginning February 2008. In the event we terminate Mr. Stougaard without cause or he terminates his employment for good reason, Mr. Stougaard will receive all of the following amounts: (1) salary and accrued vacation through the date of termination; (2) bonus for any completed fiscal year elapsed prior to the date of termination; (3) a lump sum payment equal to one times Mr. Stougaard’s salary plus a bonus severance amount (which will be equal to the lesser of the target annual bonus for the year in which the termination occurs or the actual bonus earned in the prior calendar year, if the termination occurs during the remainder of the employment term); (4) 18 months of continued health insurance coverage for Mr. Stougaard and his dependents; and (5) all outstanding and then unvested equity awards due to vest in the succeeding 12 months will become fully vested. If following a change in control, we terminate Mr. Stougaard’s employment without cause or Mr. Stougaard terminates his employment for good reason, then he will be entitled to the same amounts as specified above within 180 days after the effective date of the change in control, except that the severance amount will be calculated using a multiple of two rather than one, and all outstanding and then unvested equity awards will become fully vested and exercisable.

Andrew W. Gross. We had an employment agreement with Andrew W. Gross that provided that Mr. Gross would serve as our Senior Vice President and General Counsel. Mr. Gross began employment with us on February 1, 2006 and terminated his employment with us on November 16, 2006. The agreement provided for an annual base salary of $300,000 and an annual incentive bonus in a target amount of between 50% and 75% of his base salary. The agreement also provided that Mr. Gross would receive a restricted stock grant valued at $1,000,000 (with the stock valued based on the average closing price of the Company’s common stock on the NYSE for the twenty consecutive trading days ending on the third trading day prior to the date of approval of the grant). The restricted stock was slated to vest in equal installments over four years, beginning on February 1, 2007. Mr. Gross was also entitled to receive all employee benefits and participate in all incentive and insurance programs generally available to similarly situated employees as well as receive a reimbursement in the amount of his actual, documented expenses associated with his relocation, up to a maximum reimbursement of $75,000. The Company did not pay any money to Mr. Gross with respect to relocation costs. Upon separation on November 16, 2006, we agreed to pay Mr. Gross a one-time cash severance payment totaling $300,000 and to immediately vest 8,684 shares of restricted stock from his initial restricted stock grant. As the one-time cash severance payment was deemed to be deferred compensation under Section 409A of the Internal Revenue Code of 1986, as amended, the severance amount is payable by the Company 6 months and 1 day after Mr. Gross’ termination.

Each of Messrs. Alter, Kline Stougaard has entered into a non-competition agreement with us that restricts him from directly or indirectly engaging in any business that is directly competitive with our business and/or having ownership interests in any business that is, directly or indirectly, competitive with our business during the term of his employment and for one year following his termination, with exceptions for existing investments and direct or indirect ownership of up to 3% of the outstanding equity interests of any public company. Each of the non-competition agreements also prevents the Named Executive Officer from soliciting our employees for one year following the date of termination of his employment.

Retirement Benefit Agreement and Life Insurance Policy.

The Company has a Retirement Benefit Agreement (the “Retirement Agreement”) with Mr. Alter. Pursuant to the Retirement Agreement, Mr. Alter may defer a portion of his compensation. Mr. Alter may amend the amount of his compensation to be deferred from time to time; provided, however, that any such amendment will only apply to amounts earned by Mr. Alter after such amendment and that such amendments must be made in compliance with the new tax laws affecting deferred compensation. The Company will match 25% of Mr. Alter’s deferrals for each year, up to a maximum of 6% of Mr. Alter’s total compensation for that year. The Company’s was not required to make a matching contribution for fiscal year 2006. Mr. Alter is currently vested in all of the Company’s matching contributions. Earnings on Mr. Alter’s deferrals and the Company’s matching contributions are an amount equal to the amount which would have been earned on such deferrals and matching contributions had they been paid as premiums on a life insurance policy insuring Mr. Alter’s life in accordance with the investment designations made by Mr. Alter. The balance in Mr. Alter’s deferred compensation account is payable over a period of time following the termination of his employment with the Company, regardless of the reason for such termination. In addition, a payment or payments may be made prior to Mr. Alter’s termination in the event of an unanticipated emergency that is caused by an event beyond Mr. Alter’s control and that would result in severe financial hardship to him if an early distribution was not made.

The Company also currently pays the premiums for a $5,000,000 split dollar life insurance policy for Mr. Alter. Under the terms of the policy, the Company is entitled to receive the greater of the cash surrender value of the policy or the premiums paid by the Company following the termination of Mr. Alter’s employment with the Company. Within 60 days following the date of the termination of the split dollar policy during Mr. Alter’s lifetime, Mr. Alter may obtain a release of such obligation by paying the Company the greater of the total amount of the premiums paid by the Company or the then cash surrender value of $1,656,243.

Long-Term Incentive Plan (the “LTIP”)

As discussed above in connection with Proposal 3: Increase in Authorized Shares to be Issued Under the 2004 Long-Term Incentive Plan, we adopted our LTIP that became effective in October 2004 upon completion of our initial public offering. The purpose of the LTIP is to attract and retain our directors, executive officers and employees. The LTIP is administered by the Compensation Committee or the Board of Directors, which has broad powers to interpret and implement the plan.

Types of Awards. The LTIP provides for grants of incentive stock options (within the meaning of Section 422 of the Code), nonqualified stock options, stock appreciation rights, dividend equivalent rights, restricted stock, restricted stock units and other stock-based awards such as performance shares.

Shares Subject to the LTIP; Other Limitations on Awards. At the time of our initial public offering, we established the maximum number of shares of common stock issuable under the LTIP at 2,100,000. As of March 19, 2007, there were 901,635 shares of common stock available under the LTIP for future grants to directors, officers and employees. In addition to these shares available for future grants, there were outstanding as of March 19, 2007, 967,375 shares of unvested restricted stock and restricted stock units previously granted to directors, officers and employees between October 26, 2004 and February 7, 2007. Assuming shareholder approval of the proposed LTIP Amendment, there will be a total of 2,651,635 shares available for future grants to directors, officers and employees, and the number of outstanding shares of unvested restricted stock will remain unchanged. Shares that may be issued under the LTIP may be authorized but unissued shares of our common stock or otherwise acquired for the purposes of the LTIP. If any award is forfeited or is otherwise terminated or canceled without the delivery of shares of our common stock, if shares of our common stock are surrendered or withheld from any award to satisfy a recipient’s income tax or other withholding obligations, or if shares of our common stock owned by a recipient are tendered to pay the exercise price of awards, then such shares will again become available under the LTIP. The Compensation Committee will adjust the terms of any outstanding awards and the number of shares of our common stock issuable under the LTIP for any increase or decrease in the number of issued shares of our common stock resulting from a stock split, reverse stock split, stock dividend, spin-off, combination or reclassification of our common stock, or any other event that the Compensation Committee determines affects our capitalization.

Eligibility. Awards may be made to any director, officer or employee, including any prospective employee, and to any consultant or advisor selected by the Compensation Committee.

Stock Options and Stock Appreciation Rights. The Compensation Committee may grant incentive stock options and non-qualified stock options to purchase shares of our common stock from us (at the price set forth in the applicable award agreement), and stock appreciation rights in such amounts, and subject to such terms and conditions, as the Compensation Committee may determine. No grantee of an option or stock appreciation right will have any of the rights of a stockholder of us with respect to shares subject to their award until the issuance of the shares.

Restricted Stock. The Compensation Committee may grant restricted shares of common stock in amounts, and subject to terms and conditions, as the Compensation Committee may determine. The grantee will have the rights of a stockholder with respect to the restricted stock, subject to any restrictions and conditions as the Compensation Committee may include in the applicable award agreement.

Restricted Stock Units. The Compensation Committee may grant restricted stock units in amounts, and subject to terms and conditions, as the Compensation Committee may determine. Recipients of restricted stock units have only the rights of a general unsecured creditor of us and no rights as a stockholder of us until the common stock underlying the restricted stock units is delivered, which occurs within a period following vesting of the restricted stock units and is subject to tax withholding.

Other Equity-Based Awards. The Compensation Committee may grant other types of equity-based awards, including the grant of unrestricted shares, in amounts, and subject to terms and conditions, as the Compensation Committee may determine. These awards may involve the transfer of actual shares of our common stock, or the payment in cash or otherwise of amounts based on the value of shares of our common stock.

Change in Control. The Compensation Committee may provide in any award agreement for provisions relating to a change in control of us or any of our subsidiaries or affiliates, including, without limitation, the acceleration of the exercisability of, or the lapse of restrictions with respect to, the award.

Dividend Equivalent Rights. The Compensation Committee may in its discretion include in the award agreement a dividend equivalent right entitling the grantee to receive amounts equal to the dividends that would be paid, during the time such award is outstanding, on the shares of our common stock covered by such award as if such shares were then outstanding.

Nonassignability. Except to the extent otherwise provided in the applicable award agreement or approved by the Compensation Committee, no award or right granted to any person under the stock incentive plan will be assignable or transferable other than by will or by the laws of descent and distribution, and all awards and rights will be exercisable during the life of the grantee only by the grantee or the grantee’s legal representative.

U.S. Federal Tax Implications

The following is a summary of the principal U.S. federal income tax considerations relevant to the LTIP. This discussion does not address all federal income tax consequences of the LTIP and does not discuss any state, local or foreign tax considerations relating to the LTIP. This section is based on the Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, existing and proposed regulations under the Code, and published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

Incentive Stock Options. An optionee will not be required to recognize income for federal income tax purposes on the grant or exercise of an incentive stock option, and the Company will not be entitled to a deduction. However, the excess of the fair market value of the common stock received on the date of exercise over the exercise price paid will be included in an optionee’s alternative minimum taxable income. If an optionee does not dispose of the common stock acquired upon exercise within either the one-year period beginning on the date of exercise or the two-year period beginning on the date of grant of the incentive stock option, then any gain or loss realized by the optionee upon the subsequent disposition of such shares will be taxed as long-term capital gain or loss. In such event, no deduction will be allowed to the Company. If the optionee disposes of the common stock within the one-year or two-year periods referred to above (a “disqualifying disposition”), the optionee will recognize ordinary income at the time of disposition in an amount equal to the excess of the fair market value of the common stock on the date of exercise (or, if less, the net proceeds of the disposition) over the exercise price, and the Company will generally be entitled to a corresponding deduction. Any excess of the amount realized on the disqualifying disposition over the fair market value of the shares on the date of exercise will be taxable as capital gain. If the amount realized is less than the exercise price, and the loss sustained on the disqualifying disposition would otherwise be recognized, the optionee will not recognize any ordinary income from the disposition and instead will recognize a capital loss.

Non-Qualified Stock Options. An optionee will not be required to recognize income for federal income tax purposes upon the grant of a nonqualified stock option, and the Company will not be entitled to a deduction. Upon the exercise of such an option, the optionee will recognize ordinary income in the amount by which the fair market value of the common stock at the time of exercise exceeds the exercise price, and the Company will be entitled to a corresponding deduction.

Stock Appreciation Rights. A grantee will not be subject to tax upon the grant of a stock appreciation right. Upon exercise of a stock appreciation right, an amount equal to the cash and/or the fair market value (measured on the date of exercise) of the shares of common stock received will be taxable to the grantee as ordinary income, and such amount generally will be deductible by the Company.

Restricted Stock. A grantee will not be subject to tax upon receipt of an award of common stock subject to forfeiture conditions and transfer restrictions (the “restrictions”). Upon lapse of the restrictions, the grantee will recognize ordinary income equal to the fair market value of the shares on the date of lapse (less any amount the grantee may have paid for the shares).

Restricted Stock Units. A grantee will not be subject to tax upon the grant of a restricted stock unit. Upon distribution of the cash and/or shares of common stock underlying the restricted stock unit, the grantee will recognize as ordinary income an amount equal to the cash and/or fair market value (measured on the distribution date) of the shares received, and such amount will generally be deductible by the Company.

Section 409A and Recent Legislation. The terms of the LTIP and each award are intended to comply with Section 409A of the Code, which imposes specific restrictions on deferred compensation arrangements. On February 1, 2007, the United States Senate approved The Small Business and Work Opportunity Act of 2007, which includes a provision that would amend Section 409A to cap the aggregate annual amount of compensation that an individual can defer, beginning in 2007. The cap would be equal to the lesser of $1 million or the individual’s average annual taxable compensation received for the previous five years for services performed by the individual for the employer maintaining the deferred compensation plan. If this provision is enacted into law, it could apply to certain types of awards made under the LTIP. At present, it is uncertain whether this provision will be enacted into law and, if so, when it would become effective.

Amendment and Termination. The Board of Directors may from time to time suspend, discontinue, revise or amend the LTIP.

Summary Compensation Table

Name & Principal Position	Year	Salary ($)	Stock Awards ($) (1)		Non-Equity Incentive Plan Compensation ($)		Change in Nonqualified Deferred Compensation Earnings ($)		All Other Compensation ($)		Total ($)
Robert A. Alter	2006	568,615	1,019,108	(2)	533,077	(3)	296,888	(4)	280,729	(5)	$2,698,417
Chief Executive Officer

Jon D. Kline	2006	387,692	611,345	(6)	363,462	(7)	—		178,258	(8)	$1,540,757
President

Gary A. Stougaard	2006	361,846	509,359	(9)	339,231	(10)	—		154,086	(11)	$1,364,522
Executive Vice President—
Chief Investment Officer

Andrew W. Gross	2006	237,692	251,395	(12)	—		—		365,173	(13)	$854,260
Senior Vice President—
General Counsel

(1)	The amounts in this column represent compensation expense computed in accordance with FAS 123R, recognized by the Company on its fiscal year 2006 financial statements related to grants of restricted stock units made to the Named Executive Officer in 2004 and grants of restricted stock made to the Named Executive Officer in 2006. For more information, please see footnote 14 to our audited financial statements contained in our Annual Report on Form 10-K filed with the SEC on February 8, 2007.
(2)	This number represents compensation expense in the fiscal year 2006 for Mr. Alter consisting of $536,842 related to unvested restricted stock units granted on October 26, 2004 and $482,266 related to unvested restricted shares granted on February 9, 2006.
(3)	This number represents the annual cash incentive bonus earned by Mr. Alter in fiscal year 2006 and paid in the first fiscal quarter of 2007.
(4)	This number is based on an initial balance as of January 1, 2006 of $1,417,305 and including Executive Contributions totaling $45,850 and premium payments to the life insurance carrier totaling $103,800, the Aggregate Earnings for the Deferred Compensation totaled $296,888 for an ending balance as of December 31, 2006 of $1,656,243.
(5)	This number represents $189,474 in dividends paid to Mr. Alter in connection with his unvested restricted stock units and $49,340 paid in connection with his unvested restricted shares; $29,000 contributed to Mr. Alter’s 401(k) account in through the form of both the Company’s Safe-Harbor contribution and a Profit-Sharing contribution earned in fiscal year 2006 and paid in the first fiscal quarter of 2007; $7,520 in premiums for executive life and disability insurance; and $5,395 for reimbursement for the Company’s health insurance coverage premiums.
(6)	This number represents compensation expense in the fiscal year 2006 for Mr. Kline consisting of $301,974 related to unvested restricted stock units granted on October 26, 2004 and $309,371 related to unvested restricted shares granted on February 9, 2006.
(7)	This number represents the annual cash incentive bonus earned by Mr. Kline in fiscal year 2006 and paid in the first fiscal quarter of 2007.
(8)	This number represents $106,579 in dividends paid to Mr. Kline in connection with his unvested restricted stock units and $31,651 paid in connection with his unvested restricted shares; $29,000 contributed to Mr. Kline’s 401(k) account in through the form of both the Company’s Safe-Harbor contribution and a Profit-Sharing contribution earned in fiscal year 2006 and paid in the first fiscal quarter of 2007; $2,860 in premiums for executive life and disability insurance; and $8,258 for reimbursement for the Company’s health insurance coverage premiums.
(9)	This number represents compensation expense in the fiscal year 2006 for Mr. Stougaard consisting of $234,868 related to unvested restricted stock units granted on October 26, 2004 and $274,491 related to unvested restricted shares granted on February 9, 2006.

(10)	This number represents the annual cash incentive bonus earned by Mr. Stougaard in fiscal year 2006 and paid in the first fiscal quarter of 2007.
(11)	This number represents $82,895 in dividends paid to Mr. Stougaard in connection with his unvested restricted stock units and $28,083 paid in connection with his unvested restricted shares; $29,000 contributed to Mr. Stougaard’s 401(k) account in through the form of both the Company’s Safe-Harbor contribution and a Profit-Sharing contribution earned in fiscal year 2006 and paid in the first fiscal quarter of 2007; $5,850 in premiums for executive life and disability insurance; and $8,258 for reimbursement for the Company’s health insurance coverage premiums.
(12)	This number represents compensation expense in the fiscal year 2006 for Mr. Gross consisting of $251,395 related to unvested restricted shares granted on February 9, 2006.
(13)	This number reflects $300,000 in severance payment earned by Mr. Gross in fiscal year 2006 and will be paid in the second fiscal quarter of 2007; $31,262 in dividends paid to Mr. Gross in connection with his unvested restricted shares; $24,231 of accrued vacation paid out to Mr. Gross upon his termination; and $9,680 contributed to Mr. Gross’ 401(k) account in the form of both the Company’s Safe-Harbor contribution and a Profit-Sharing contribution earned in fiscal year 2006 and paid in the first fiscal quarter of 2007.

GRANTS OF PLAN-BASED AWARDS

The following table sets forth the information with respect to plan-based restricted stock awards granted under our LTIP in 2006 to the Named Executive Officers. The dollar amounts indicated under the “Grant Date Fair Value of Stock & Option Awards” is the grant date fair value of each grant, computed in accordance with FAS 123R, which is greater than the amortization costs the Company recognized on its fiscal year 2006 financial statements with respect to such grant.

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	Grant Date Fair Value of Stock and Option Awards(3)
		Threshold ($)	Target ($)	Maximum ($)
Robert A. Alter	2/9/2006				54,822	1,587,097
	n/a	227,446	568,615	710,769

Jon D. Kline	2/9/2006				35,168	1,018,114
	n/a	155,077	290,769	484,615

Gary A. Stougaard	2/9/2006				31,203	903,327
	n/a	144,738	271,385	327,308

Andrew W. Gross	2/9/2006				34,735	1,005,578
	n/a	130,962	—	196,442

(1)	Under our annual incentive plan, we pay a cash award for performance in February following the performance year if the criteria related to a cash award has been satisfied in the performance year. See “Compensation Discussion and Analysis—Elements of Executive Compensation (Annual Cash Incentive Bonuses and Equity Incentive Awards)” for a detailed description of the annual cash incentive bonuses. The actual amount of these possible cash awards shown in this column were paid in February 2007 and relate to performance during fiscal year 2006. The actual amount of fiscal 2006 performance cash awards are shown in the Summary Compensation Table in the “Non-Equity Incentive Plan Compensation” column. The threshold, target and maximum award opportunities shown under this heading are for 2006 performance and are a multiple of each Named Executive Officer’s base salary as set forth in each Named Executive Officer’s employment agreement. See “Compensation Discussion and Analysis—Employment Agreements” for a detailed description of each Named Executive Officer’s employment agreement.

(2)	Under our annual incentive plan, we grant an award of restricted shares of common stock under our LTIP in February following the performance year if the criteria related to the award of restricted stock has been satisfied in the performance year. See “Compensation Discussion and Analysis—Elements of Executive Compensation (Annual Cash Incentive Bonuses and Equity Incentive Awards)” for a detailed description of the annual award of restricted stock. The grants of restricted stock in this table were made in 2006 and relate to the satisfaction of performance criteria related to fiscal year 2005. The restricted stock reflected in this column vested one third on February 9, 2007 and will vest in two additional one-third increments on each of February 9, 2008 and 2009. The Compensation Discussion and Analysis contains information regarding restricted stock awards granted in February 2007 for performance during fiscal year 2006.
(3)	The grant date fair value of the restricted stock grants equals the number of shares of restricted stock multiplied by the closing share price of $28.95 on the NYSE for Sunstone Hotel Investors, Inc. on the date of the grant (February 9, 2006).

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2006

The following table sets forth information with respect to outstanding restricted stock awards held by the Named Executive Officers as of December 31, 2006. The Company does not offer option grants to the Named Executive Officers, and this detail has been accordingly removed for the table detailed below. The aggregate dollar values indicated in the table below for equity incentive plan awards are the market or payout values and not the FAS 123R values or the compensation expense recognized by the Company on its financial statements for fiscal year 2006 with respect to its long-term equity incentive plan awards. Such compensation expenses amounts, or the amortization pursuant to the applicable accounting literature, is provided in the “Summary Compensation Table” and the table under “Grants of Plan Based Awards” above.

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#) (1)		Market Value of Shares or Units of Stock That Have Not Vested ($)
Robert A. Alter	181,139	(2)	$4,841,845	(2)
Jon D. Kline	106,221	(3)	$2,839,287	(3)
Gary A. Stougaard	86,467	(4)	$2,311,263	(4)
Andrew W. Gross(5)	—		—

(1)	Each of the unvested restricted stock units in this column from the October 26, 2004 grant will vest in three equal installments on each of October 26, 2007, 2008 and 2009, and each of the unvested restricted shares in this column from the February 9, 2006 grant will vest in three equal installments on each of February 9, 2007, 2008 and 2009.
(2)	Represents the total of 126,317 unvested restricted stock units from the October 26, 2004 grant and 54,822 unvested restricted shares from the February 9, 2006 grant, with the aggregate market value of the unvested units and shares based on the closing share price of $26.73 on the NYSE for Sunstone Hotel Investors, Inc. on December 29, 2006.
(3)	Represents the total of 71,053 unvested restricted stock units from the October 26, 2004 grant and 35,168 unvested restricted shares from the February 9, 2006 grant, with the aggregate market value of the unvested units and shares based on the closing share price of $26.73 on the NYSE for Sunstone Hotel Investors, Inc. on December 29, 2006.
(4)	Represents the total of 55,264 unvested restricted stock units from the October 26, 2004 grant and 31,203 unvested restricted shares from the February 9, 2006 grant, with the aggregate market value of the unvested units and shares based on the closing share price of $26.73 on the NYSE for Sunstone Hotel Investors, Inc. on December 29, 2006.
(5)	As previously detailed, Andrew Gross’ employment was terminated on November 16, 2006, and all unvested restricted shares as of that time, except for the 8,684 restricted shares which vested immediately in connection with his termination, were terminated effective November 16, 2006.

OPTION EXERCISES AND STOCK VESTED

The following table sets forth information with respect to the vesting of restricted stock by the Named Executive Officers in 2006.

Name	Number of Shares Acquired on Exercise or Vesting (#)		Value Realized Upon Exercise or Vesting ($)
Robert A. Alter	20,289	(1)	$913,867	(1)
Jon D. Kline	11,413	(2)	$514,061	(2)
Gary A. Stougaard	8,876	(3)	$399,806	(3)
Andrew W. Gross	5,606	(4)	$235,597	(4)

(1)	Represents the net amount of shares received on the October 26, 2006 vesting date, as 11,289 shares were withheld to satisfy tax withholding obligations. Total Value Realized Upon Vesting is calculated as the gross number of shares vested, or 31,578 shares, multiplied by the closing share price of $28.94 on the NYSE for Sunstone Hotel Investors, Inc. on October 26, 2006.
(2)	Represents the net amount of shares received on the October 26, 2006 vesting date, as 6,350 shares were withheld to satisfy tax withholding obligations. Total Value Realized Upon Vesting is calculated as the gross number of shares vested, or 17,763 shares, multiplied by the closing share price of $28.94 on the NYSE for Sunstone Hotel Investors, Inc. on October 26, 2006.
(3)	Represents the net amount of shares received on the October 26, 2006 vesting date, as 4,939 shares were withheld to satisfy tax withholding obligations. Total Value Realized Upon Vesting is calculated as the gross number of shares vested, or 13,815 shares, multiplied by the closing share price of $28.94 on the NYSE for Sunstone Hotel Investors, Inc. on October 26, 2006.
(4)	Represents the net amount of shares received on November 16, 2006, as 3,078 shares were withheld to satisfy tax withholding obligations. Total Value Realized Upon Vesting is calculated as the gross number of shares vested, or 8,684 shares, multiplied by the closing share price of $27.13 on the NYSE for Sunstone Hotel Investors, Inc. on November 16, 2006.

PENSION BENEFITS

The Company does not provide pension benefits to any of its employees, including its Named Executive Officers.

NON-QUALIFIED DEFERRED COMPENSATION

The following table sets forth information with respect to non-qualified deferred compensation for the Named Executive Officers in 2006:

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last FYE ($)
Robert A. Alter(1)	45,850	—	296,888	—	1,656,243
Jon D. Kline(2)	—	—	—	—	—
Gary A. Stougaard(2)	—	—	—	—	—
Andrew W. Gross(2)	—	—	—	—	—

1)	Represents an initial balance as of January 1, 2006 of $1,417,305 and includes Executive Contributions totaling $45,850, premium payments to the insurance carrier totaling $103,800 and Aggregate Earnings of $296,888 for an ending balance as of December 31, 2006 of $1,656,243.
2)	Named Executive Officers do not have any non-qualified deferred compensation arrangements.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

Name	Target Annual Bonus	Severance		Health Insurance Coverage		Unvested Stock Awards		Other	Total
Robert A. Alter
By Company for “Cause”	—	—		—		—		—	—
By Executive w/o Good Reason	—	—		—		—		—	—
By Executive with Good Reason	—	$1,105,077	(1)	$21,564	(2)	$1,613,957	(3)	—	$2,740,598
By Company without Cause	—	$1,105,077	(1)	$21,564	(2)	$1,613,957	(3)	—	$2,740,598
Death	—	$572,000	(4)	$21,564	(2)	$1,613,957	(3)	—	$2,207,521
Disability	—	$572,000	(4)	$21,564	(2)	$1,613,957	(3)	—	$2,207,521
Jon D. Kline
By Company for “Cause”	—	—		—		—		—	—
By Executive w/o Good Reason	—	—		—		—		—	—
By Executive with Good Reason	—	$682,500	(5)	$21,564	(2)	$946,429	(6)	—	$1,650,493
By Company without Cause	—	$682,500	(5)	$21,564	(2)	$946,429	(6)	—	$1,650,493
Death	—	$390,000	(7)	$21,564	(2)	$946,429	(6)	—	$1,357,993
Disability	—	$390,000	(7)	$21,564	(2)	$946,429	(6)	—	$1,357,993
Gary A. Stougaard
By Company for “Cause”	—	—		—		—		—	—
By Executive w/o Good Reason	—	—		—		—		—	—
By Executive with Good Reason	—	$637,000	(8)	$21,564	(2)	$770.412	(9)	—	$1,428,976
By Company without Cause	—	$637,000	(8)	$21,564	(2)	$770,412	(9)	—	$1,428,976
Death	—	$364,000	(10)	$21,564	(2)	$770,412	(9)	—	$1,155,976
Disability	—	$364,000	(10)	$21,564	(2)	$770,412	(9)	—	$1,155,976
Andrew W. Gross(11)
By Company for “Cause”	—	—		—		—		—	—
By Executive w/o Good Reason	—	—		—		—		—	—
By Executive with Good Reason	—	—		—		—		—	—
By Company without Cause	—	—		—		—		—	—
Death	—	—		—		—		—	—
Disability	—	—		—		—		—	—

(1)	Pursuant to the terms of Mr. Alter’s employment agreement dated October 26, 2004 and further amended as of March 19, 2007, the Severance Amount is equal to a lump sum payment equal to one times the sum of 1) the base salary in effect at the time of the termination and 2) the lesser of the target annual bonus for the year in which the termination takes place or the actual annual bonus that Mr. Alter earned in the prior calendar year. The severance figure reflects the base salary of $572,000 plus the prior calendar year bonus amount of $533,077.
(2)	Pursuant to the terms of the Named Executive Officer’s Employment Agreement, the Company shall provide group health coverage for a period of eighteen (18) months after termination. The Health Insurance Coverage amount reflects 18 months of monthly premium of $1,198.
(3)	Pursuant to Mr. Alter’s employment agreement, all outstanding restricted stock units and restricted equity awards granted to Mr. Alter shall be modified to reflect an additional twelve (12) months of vesting on the date of termination. The Unvested Stock Award figure reflects the sum of 42,106 restricted stock units and 18,274 restricted shares based on the closing share price of $26.73 on the NYSE for Sunstone Hotel Investors, Inc. on December 29, 2006.
(4)	Pursuant to the terms of Mr. Alter’s employment agreement dated October 26, 2004 and further amended as of March 19, 2007, the benefit upon death or disability is equal to a lump sum payment equal to one times the then base salary in effect at the time of the death or disability. The severance figure reflects the base salary of $572,000 in effect as of December 31, 2006.

(5)	Pursuant to the terms of Mr. Kline’s employment agreement dated October 26, 2004, the Severance Amount is equal to a lump sum payment equal to one times the sum of 1) the base salary in effect at the time of the termination and 2) the lesser of the target annual bonus for the year in which the termination takes place or the actual annual bonus that Mr. Kline earned in the prior calendar year. The severance figure reflects the base salary of $390,000 plus the prior calendar year target bonus amount of $292,500.
(6)	Pursuant to Mr. Kline’s employment agreement, all outstanding restricted stock units and restricted equity awards granted to Mr. Kline shall be modified to reflect an additional twelve (12) months of vesting on the date of termination. The Unvested Stock Award figure reflects the sum of 23,684 restricted stock units and 11,723 restricted shares based on the closing share price of $26.73 on the NYSE for Sunstone Hotel Investors, Inc. on December 29, 2006.
(7)	Pursuant to the terms of Mr. Kline’s employment agreement dated October 26, 2004, the benefit upon death or disability is equal to a lump sum payment equal to one times the then base salary in effect at the time of the death or disability. The severance figure reflects the base salary of $390,000 in effect as of December 31, 2006.
(8)	Pursuant to the terms of Mr. Stougaard’s employment agreement dated October 26, 2004, the Severance Amount is equal to a lump sum payment equal to one times the sum of 1) the base salary in effect at the time of the termination and 2) the lesser of the target annual bonus for the year in which the termination takes place or the actual annual bonus that Mr. Stougaard earned in the prior calendar year. The severance figure reflects the base salary of $364,000 plus the prior calendar year target bonus amount of $273,000.
(9)	Pursuant to Mr. Stougaard’s employment agreement, all outstanding restricted stock units and restricted equity awards granted to Mr. Stougaard shall be modified to reflect an additional twelve (12) months of vesting on the date of termination. The Unvested Stock Award figure reflects the sum of 18,421 restricted stock units and 10,401 restricted shares based on the closing share price of $26.73 on the NYSE for Sunstone Hotel Investors, Inc. on December 29, 2006.
(10)	Pursuant to the terms of Mr. Stougaard’s employment agreement dated October 26, 2004, the benefit upon death or disability is equal to a lump sum payment equal to one times the then base salary in effect at the time of the death or disability. The severance figure reflects the base salary of $364,000 in effect as of December 31, 2006.
(11)	Mr. Gross’ employment with the Company was terminated on November 16, 2006, and therefore, there was no potential payment to Mr. Gross as of December 31, 2006.

Compensation Committee Report to Stockholders

The following is a report by the Company’s Compensation Committee regarding the Company’s executive officer compensation program.

The Compensation Committee of the Board of Directors has reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement (“CD&A”) with management of the Company. Based on the Compensation Committee’s review of the CD&A and the Compensation Committee’s discussions of the CD&A with management, the Compensation Committee recommended to the Board of Directors (and the Board has approved) that the CD&A be included in the Company’s proxy statement on Schedule 14A prepared in connection with the Annual Meeting.

Compensation Committee

Anthony W. Dona, Chair

Lewis N. Wolff

March 19, 2007

Certain Relationships and Related Transactions

Other Properties

The Company’s executive officers also own interests in other hotels that are not included in the Company’s historical financial information. For example, Messrs. Alter, Kline and Stougaard own a minority interest in the entity that owns the 186 room Residence Inn by Marriott, Beverly Hills, California, the remainder of which is owned by unaffiliated third parties.

Insurance Arrangements

We participated in insurance arrangements with affiliates of Westbrook Real Estate Partners, L.L.C. These arrangements included our environmental policy, which also covered the hotel(s) in which our executive officers own interests. We did not make any payments in 2006 to the insurance companies in connection with these arrangements, and the insurance arrangement terminated on December 31, 2006.

Transactions with Others

We purchase telecommunications equipment from Gemini Telemanagement Systems, or GTS, a telecommunications equipment provider based in Redwood City, California. Robert A. Alter’s brother, Richard Alter, is the majority stockholder in GTS, and Robert A. Alter is a 5.2% stockholder in GTS. We paid GTS $253,000 in 2006, $393,000 in 2005, and $747,000 in 2004 for equipment provided in the ordinary course of business on arm’s-length terms.

Other Reimbursements

From time to time, we pay for certain expenses such as workers compensation claims on behalf of certain affiliates of Westbrook Real Estate Partners, L.L.C. The affiliates generally reimburse such amounts to the Company on a quarterly basis. At December 31, 2006, the affiliates owed us $1.4 million.

Security Ownership by Directors, Executive Officers and

Five Percent Stockholders

The following table sets forth information regarding the beneficial ownership of our common stock and Series C preferred stock as of March 19, 2007 with respect to (a) each director and director nominee, (b) each executive officer named in the summary compensation table, (c) all of our directors and executive officers as a group and (d) each person known by us to be the beneficial owner of greater than a 5% interest in our common stock and Series C preferred stock. Unless otherwise indicated, all shares of common stock and Series C preferred stock are owned directly and the indicated person has sole voting and investment power. Percentage ownership is based on 58,453,166 shares of common stock and 4,102,564 shares of Series C preferred stock outstanding as of March 19, 2007.

Unless otherwise indicated, the address of each person is 903 Calle Amanecer, Suite 100, San Clemente, California 92673-6212.

Name of Beneficial Owner	Number of Shares of Common Stock	Number of Shares of Series C Preferred Stock	Percentage of Common Stock(1)		Percentage of Series C Preferred Stock
Robert A. Alter(2)	454,531	0	*		0
Kenneth E. Cruse(3)	25,943	0	*		0
Steven R. Goldman(4)	217,549	0	*		0
Jon D. Kline(5)	133,713	0	*		0
Gary A. Stougaard(6)	126,168	0	*		0
Andrew W. Gross	—	0	*		0
Lewis N. Wolff(7)	23,563	0	*		0
Z. Jamie Behar	—	0	*		0
Anthony W. Dona(7)	8,167	0	*		0
Keith P. Russell(7)	7,323	0	*		0
Thomas A. Lewis(8)	2,930	0	*		0
Keith M. Locker(8)	2,930	0	*		0
All executive officers and directors as a group (11 persons)(9)	1,002,817	0	1.7%		0
Security Capital Research & Management Incorporated and Security Pacific Capital Preferred Growth Incorporated(10)	5,001,919	4,102,564	8.6	%(11)	100%
AXA Financial, Inc. and affiliated companies(12)	4,210,014	0	7.2%		0
Barclays Global Investors, N.A.(13)	3,867,622	0	6.6%		0
Capital Research and Management Company(14)	3,738,400	0	6.4%		0
The Vanguard Group, Inc.(15)	3,497,933	0	6.0%		0
ING Groep, N.V.(16)	3,375,512	0	5.8%		0
Rainier Investment Management, Inc.(17)	3,332,591	0	5.7%		0
J.P. Morgan Chase & Co.(18)	3,323,065	0	5.7%		0

*	Represents less than 1% of the number of shares of our common stock and membership units in Sunstone Hotel Partnership, L.L.C or less than 1% of our Series C preferred stock, as applicable.

Notes:

(1)	Based on total outstanding shares of 58,453,166.
(2)	Represents total of 126,317 unvested restricted stock units and 328,214 unvested restricted shares, and included within the unvested restricted shares are 30,925 shares which were granted on February 7, 2007 and will vest in three equal annual installments following the grant date. All of the restricted units and shares are subject to mandatory share withholding for tax obligations.
(3)	Mr. Cruse was promoted to the Company’s Chief Financial Officer position effective January 1, 2007.
(4)	Reflects restricted stock grant effective February 7, 2007.
(5)	Represents total of 71,053 unvested restricted stock units and 62,660 unvested restricted shares, and included within the unvested restricted shares are 39,215 shares which were granted on February 7, 2007 and will vest in three equal annual installments following the grant date. All of the restricted units and shares are subject to mandatory share withholding for tax obligations.
(6)	Represents total of 55,264 unvested restricted stock units and 70,904 unvested restricted shares, and included within the unvested restricted shares are 19,680 shares which were granted on February 7, 2007 and will vest in three equal annual installments following the grant date. All of the restricted units and shares are subject to mandatory share withholding for tax obligations.
(7)	Includes 2,086 shares of restricted stock which will vest on the date of the Company’s 2007 Annual Meeting of Stockholders.

(8)	Includes 2,930 shares of restricted stock which will vest on the date of the Company’s 2007 Annual Meeting of Stockholders.
(9)	Includes 89,820 shares of restricted stock granted on February 7, 2007 which will vest in three equal annual installments following their respective grant dates and which are subject to mandatory share withholding for tax obligations and 12,118 shares of restricted stock which will vest on the date of the Company’s 2007 Annual Meeting of Stockholders.
(10)	Security Capital Preferred Growth Incorporated (“SC-PG”) beneficially owns 4,102,564 shares of common stock that SC-PG has the right to acquire upon its conversion of its 4,102,564 shares of Series C Cumulative Convertible Redeemable Preferred Stock. SC-PG is also the record owner of 899,355 shares of our common stock. SC-PG has delegated voting and dispositive power with respect to all 5,001,919 shares to Security Capital Research & Management Incorporated (“SC-R&M”), an investment advisor registered under the Investment Advisers Act of 1940. Therefore, both SC-PG and SC-R&M are deemed to have beneficial ownership of all 5,001,919 shares. The address for each of these entities is 10 South Dearborn Street, Suite 1400, Chicago, Illinois 60603. Based on information provided by SC-PG in a Schedule 13G/A filed with the Securities and Exchange Commission on February 15, 2006, the last such Schedule filed by SC-PG.
(11)	Shares of common stock that may be acquired upon conversion of the Series C preferred stock are deemed to be outstanding and beneficially owned by Security Pacific Capital Growth Incorporated for the purpose of computing its percentage ownership, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.
(12)	AXA Financial, Inc. and various related AXA entities beneficially own an aggregate of 4,210,014 shares of the Company’s common stock. The related entities are AXA Assurances I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle, AXA Courtage Assurance Mutuelle (collectively, the “Mutuelles”) and AXA. The address for AXA Financial, Inc. is 1290 Avenue of the Americas, New York, New York 10104. The address for AXA is 25, avenue Matignon, 75008 Paris, France. The address for the Mutuelles is 26, rue Drouot, 75009 Paris, France. Based on a Schedule 13G filed with the Securities and Exchange Commission on February 13, 2007.
(13)	The address for Barclays Global Investors, NA. is 45 Fremont Street, San Francisco, California 94105. Based on information provided by Barclays Global Investors, NA in a Schedule 13G filed with the Securities and Exchange Commission on January 23, 2007.
(14)	The address for Capital Research and Management Company and The Income Fund of America, Inc. is 333 South Hope Street, Los Angeles, California 90071. Based on information provided by Capital Research and Management Company in a Schedule 13G/A filed with the Securities and Exchange Commission on February 12, 2007.
(15)	The address for The Vanguard Group is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355. Based on information provided by The Vanguard Group in a Schedule 13G filed with the Securities and Exchange Commission on February 14, 2007.
(16)	The address for ING Groep N.V. is Amstelveenseweg 500, 1081 KL Amsterdam, The Netherlands. Based on information provided by ING Groep N.V. in a Schedule 13G filed with the Securities and Exchange Commission on February 14, 2007.
(17)	The address for Rainier Investment Management, Inc. is 601 Union Street, Suite 2801, Seattle, Washington 98101. Based on information provided by Rainer Investment Management Company in a Schedule 13G filed with the Securities and Exchange Commission on February 13, 2007.
(18)	The address for JPMorgan Chase & Co. is 270 Park Avenue, New York, New York 10017. Based on information provided by JPMorgan Chase & Co in a Schedule 13G filed with the Securities and Exchange Commission on February 9, 2007.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and all persons who beneficially own more than 10% of the outstanding shares of our common stock or Series C Preferred Stock to file reports of holdings and transactions in shares of a common stock with the SEC. Based solely on our review of the copies of such reports furnished to us, we believe that during 2006 all applicable filing requirements of our directors, executive officers and 10% beneficial owners were made on a timely basis, except that Mr. William Wagner amended his Form 3 on February 9, 2007 to reflect the fact that certain shares were omitted from the initial filing of his Form 3 on June 7, 2006.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee is or has been a former or current executive officer or employee of the Company. None of our executive officers served as a director or member of a Compensation Committee (or other committee serving an equivalent function) of any other entity whose executive officers served as a director or member of our Compensation Committee during the fiscal year ended December 31, 2006.

Stockholder Proposals for the 2008 Annual Meeting

Stockholder proposals intended to be presented at the 2008 annual meeting of stockholders must be received by the Secretary of Sunstone no later than December 1, 2007, to be considered for inclusion in our proxy statement and proxy card relating to the 2008 annual meeting. In addition, any stockholder who wishes to propose a nominee to the Board of Directors or submit any other matter to a vote at the 2008 annual meeting of stockholders (other than a stockholder proposal included in our proxy materials pursuant to SEC Rule 14a-8) must deliver such information to our Secretary no earlier than November 1, 2007 and no later than 5:00 p.m. Pacific Time on December 1, 2007 and must comply with the other provisions and requirements of Article II, Section 2.11 of our current Bylaws, which are on file with the SEC and may be obtained from our Secretary upon request.

Other Matters to Come Before the 2007 Annual Meeting

The Board knows of no other matters to be presented for stockholder action at the 2007 annual meeting. If any other matters are properly presented at the meeting for action, it is intended that the persons named in the proxies will vote upon such matters in accordance with their discretion.

Other Information

Sunstone will pay the cost of its proxy solicitation. We also expect that some of our employees may solicit Sunstone stockholders personally and by telephone. None of these employees will receive any additional or special compensation for doing this.

By Order of the Board of Directors

Kenneth E. Cruse

Chief Financial Officer and Secretary

San Clemente, California

March 30, 2007

ANNUAL MEETING OF STOCKHOLDERS OF

SUNSTONE HOTEL INVESTORS, INC.

May 1, 2007

Please date, sign and mail your proxy card in the envelope provided as soon as possible.

1 Please detach along perforated line and mail in the envelope provided.

20730300000000001000 8

050107

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of the following seven directors to serve for the following year and until their successors are elected:

NOMINEES:

FOR ALL NOMINEES

O Robert A. Alter

O Lewis N. Wolff

WITHHOLD AUTHORITY O Z. Jamie Behar FOR ALL NOMINEES O Thomas A. Lewis

O Keith M. Locker FOR ALL EXCEPT

O Keith P. Russell

(See instructions below)

O Steven R. Goldman

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:O

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.`

FOR AGAINST ABSTAIN

2. Ratification of the Audit Committee’s appointment of Ernst & Young LLP to act as the independent registered public accounting firm for the fiscal year ending December 31, 2007

3. Approval of amendment to the 2004 Long-Term Incentive Plan to increase the number of authorized shares to be issued under the 2004 Long-Term Incentive Plan from 2,100,000 to 3,850,000

4. Transaction of such other business as may be properly brought before the annual meeting or any adjournment or postponement thereof

THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS INDICATED, THE PROXIES ARE AUTHORIZED TO VOTE “FOR” THE ELECTION OF THE ABOVE-LISTED NOMINEES OR SUCH SUBSTITUTE NOMINEE(S) FOR DIRECTORS AS THE BOARD OF DIRECTORS OF THE COMPANY SHALL SELECT; “FOR” THE RATIFICATION OF THE AUDIT COMMITTEE’S APPOINTMENT OF ERNST & YOUNG LLP TO ACT AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2007; AND “FOR” THE AMENDMENT OF THE 2004 LONG-TERM INCENTIVE PLAN TO INCREASE THE NUMBER OF AUTHORIZED SHARES TO BE ISSUED UNDER THE 2004 LONG-TERM INCENTIVE PLAN. THIS PROXY ALSO CONFERS DISCRETIONARY AUTHORITY ON THE PROXIES TO VOTE AS TO ANY OTHER MATTER THAT IS PROPERLY BROUGHT BEFORE THE ANNUAL MEETING THAT THE BOARD OF DIRECTORS DID NOT HAVE NOTICE OF PRIOR TO MARCH 30, 2007.

MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING.`

Signature of Stockholder

Date:

Signature of Stockholder

Date:

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

`

PROXY

SUNSTONE HOTEL INVESTORS, INC.

903 Calle Amanecer, Suite 100, San Clemente, California 92673-6212 This Proxy is being solicited on behalf of the Board of Directors for the Annual Meeting of Stockholders to be held on May 1, 2007

The undersigned stockholder of Sunstone Hotel Investors, Inc., a Maryland corporation (“Sunstone”), hereby appoints Robert A. Alter and Jon D. Kline, or either of them (the “Proxy Holders”), with full power of substitution, as proxies for the undersigned to attend and represent the undersigned at the Annual Meeting of Stockholders of Sunstone to be held at Renaissance Long Beach, 111 East Ocean Boulevard, Long Beach, California, at 1:00 p.m. (P.D.T.) on Tuesday, May 1, 2007, and any adjournment or postponement thereof (the “Annual Meeting”), and to vote all shares of common stock and Series C cumulative convertible redeemable preferred stock of Sunstone which the undersigned may be entitled to vote at the Annual Meeting and otherwise to represent the undersigned at the meeting with all powers possessed by the undersigned if personally present at the meeting. The undersigned hereby acknowledges receipt of the Notice of the Annual Meeting of Stockholders and the accompanying Proxy Statement, the terms of which are hereby incorporated by reference, and revokes any proxy heretofore given with respect to such shares.

WHEN PROPERLY EXECUTED, THE SHARES REPRESENTED HEREBY WILL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS ON THIS PROXY. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF ALL NOMINEES NAMED AS DIRECTORS OF THE COMPANY OR SUCH SUBSTITUTE NOMINEE(S) FOR DIRECTORS AS THE BOARD OF DIRECTORS OF THE COMPANY SHALL SELECT; “FOR” RATIFICATION OF THE AUDIT COMMITTEE’S APPOINTMENT OF ERNST & YOUNG LLP TO ACT AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2007; AND “FOR” APPROVAL OF AMENDMENT TO THE 2004 LONG-TERM INCENTIVE PLAN TO PROVIDE FOR AN INCREASE IN THE NUMBER OF AUTHORIZED SHARES TO BE ISSUED UNDER THE 2004 LONG-TERM INCENTIVE PLAN.

You are encouraged to specify your choices by marking the appropriate boxes ON THE REVERSE SIDE. The Proxy Holders cannot vote your shares unless you sign and return this card.

(CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE)

`14475`